                     The Cane Creek Rehabilitation Center

                             1800 Mt. Pelia Road

                              Martin, Tennessee

    HealthCare Property Appraisers                J. MICHAEL BURROUGHS, MAI, SRA
          Of America, Inc.                                             PRESIDENT

        Post Office Box 2227
Hwy. 64 E., Laurel Terrace, 2nd Floor
   Cashiers, North Carolina 28717
        Phone: 704-743-5204
         Fax: 704-743-1730


April 10, 1997

Mr. David Brickman
Capitol Senior Living, Inc.
14160 Dallas Parkway
Dallas, TX 75240

Re:      The Cane Creek Rehabilitation Center
         Martin, Tennessee

Dear Mr. Brickman:

HealthCare Property Appraisers of America, Inc. has inspected The Cane Creek Rehabilitation Center for the purpose of estimating the Market Value of its fee simple estate. All factors which might influence the value of this property were investigated and fully considered to the best of our ability. We have performed a Complete Appraisal and report our findings here in the form of a Self-Contained Appraisal Report, which describes the appraisal method and contains the information necessary for forming realistic conclusions. The supporting data analyses and conclusions are an integral part of this report. The maps, sketches, and statistics are included to aid the reader in visualizing the property. Your attention is directed to the section entitled: "Underlying Assumptions and Limiting Conditions Section" which provides the basis for all conclusions and the Final Value Estimate.

Based on the enclosed data and analyses, we believe the Subject Property described herein had a Maximum Market Value, as of March 24, 1997 in its present physical condition of-

MARKET VALUE:                                                     $2,000,000

This value estimate included only real property. Any business value or furniture, fixtures and equipment were assumed to belong to someone other than the property owner and not valued in this analysis.

The above value includes some value for the shell of the building, assuming a buyer can be found who can use and will pay something for the building improvements. We rate the probability of the subject's attracting such a buyer as VERY GOOD. If such a buyer cannot be found, then the subject's Minimum Market Value is essentially its land value. We estimate the Land Value to be:

LAND VALUE:                                                         $450,000

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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

The value conclusions in this report assume that this property is not subject to any existing leases or management contracts. We have assumed that any new owner would be free to negotiate a new lease or management contract if they so desired.

After studying the sales history of similar properties, the Appraiser estimates a reasonable marketing period for the subject property to be twelve months.

This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by the Uniform Standards of Professional Appraisal Practice (USPAP).

I appreciate the opportunity to provide these appraisal services to you. If you have any questions on this report or any other matters, please do not hesitate to call.

Respectfully submitted,

HealthCare Property Appraisers of America, Inc.

/s/J. Michael Burroughs
-----------------------------------------
J. MICHAEL BURROUGHS, MAI, SRA
State Certified General Appraiser , #A218
President

JMB:ela



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The Cane Creek Rehabilitation Center, Martin, Tennessee
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                        SUMMARY OF IMPORTANT CONCLUSIONS

                  Self-Contained Report of a Complete Appraisal


     Subject Property:                                The Cane Creek
                                                      Rehabilitation Center

     Property Location:                               1800 Mt. Pelia Road
                                                      Martin, Tennessee

     Effective Date:                                  March 24, 1997

     Report Date:                                     April 10, 1997

     Purpose of Appraisal:                            Market Value

     Area of Site:                                    11.90 acres (approx.)

     Highest and Best Use:                            For Medical Office Use


     Improvements:

       Number of Beds:                                36 Beds

       Building Size:                                 36,500 sf (approx.)

       Building Date:                                 1985


     Indicated Values:

       Cost Approach:                                 $2,000,000

       Income Capitalization Approach:                $2,010,000

       Sales Comparison Approach:                     $1,900,000to $2,100,000



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The Cane Creek Rehabilitation Center, Martin, Tennessee
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     Maximum Market Value:

     (Assumes Some Building Value)

         Land                                          $  450,000
         Building Improvements                         $1,550,000
                                                       ----------
         Total Real Estate                             $2,000,000


     Minimum Market Value:
     (Assumes No Building Value)
         Land                                            $450,000
         Building Improvements                                  0
                                                         --------
         Total Real Estate                               $450,000



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The Cane Creek Rehabilitation Center, Martin, Tennessee
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                                                 TABLE OF CONTENTS

TRANSMITTAL LETTER .............................................................................2

SUMMARY OF IMPORTANT CONCLUSIONS ...............................................................4

TABLE OF CONTENTS ..............................................................................6

GENERAL IDENTIFICATION OF PROPERTY .............................................................7

PROPERTY RIGHTS "PRAISED .......................................................................7

SCOPE OF APPRAISAL .............................................................................7

HISTORY OF PROPERTY ............................................................................8

THE PURPOSE OF THE APPRAISAL ...................................................................9

METHOD OF APPRAISAL ...........................................................................12

REGIONAL ANALYSIS .............................................................................14

MARKET AREA AND NEIGHBORHOOD ..................................................................34

SITE DATA .....................................................................................39

DESCRIPTION OF IMPROVEMENTS ...................................................................44

COST APPROACH TO VALUE ........................................................................49

INCOME CAPITALIZATION APPROACH TO VALUE .......................................................65

SALES COMPARISON APPROACH TO VALUE ............................................................70

RECONCILIATION AND FINAL VALUE ESTIMATE .......................................................90

SUMMARY OF VALUES .............................................................................93

UNDERLYING ASSUMPTIONS AND LIMITING CONDITIONS ................................................94

APPRAISER' S CERTIFICATION ....................................................................97

QUALIFICATIONS OF APPRAISER ..................................................................100


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The Cane Creek Rehabilitation Center, Martin, Tennessee
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                        GENERAL IDENTIFICATION OF PROPERTY


The subject property, known as The Cane Creek Rehabilitation Center, is located at 1800 Mt. Pelia Road, Martin, Tennessee. The subject site and improvements are described further in subsequent sections of this report. The subject of this analysis includes real property only.


                          PROPERTY RIGHTS APPRAISED


The appraiser, in completing this appraisal assignment, considered the subject property to include all of those rights that may be lawfully owned and are legally referred to as being held in "fee simple".


                         Definition of Fee Simple Estate

Absolute ownership unencumbered by any other interest or estate; subject only to the limitations of eminent domain, escheat, police power, and taxation. (The Dictionary of Real Estate Appraisal, American Institute of Real Estate Appraisers, Third Printing, October, 1987)


                             SCOPE OF APPRAISAL


In conducting this appraisal, our staff

           -       Inspected the subject property.

           - Developed and analyzed significant data from primary and secondary sources, confirming that data where possible.

           - Analyzed sales, income and expense data and projected a reasonable cash flow for the subject.

           - Completed Income Capitalization, Cost and Sales Comparison Approaches To Value and reached a Final Market Value conclusion as reported herein.

This appraisal constitutes a Complete Appraisal and this report is a Self-Contained Appraisal Report as defined by USPAP.



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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


                              HISTORY OF PROPERTY

To the best of the appraiser's knowledge, the subject property has not been sold, listed or placed under contract within the past three years. The subject property is listed at the county courthouse as being owned by Jacques Miller.
















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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


                         THE PURPOSE OF THE APPRAISAL


The purpose of the Complete Appraisal contained in this Self-Contained Appraisal Report is to estimate the Market Value of The Cane Creek Rehabilitation Center. This report is for the internal use of Capital Realty Group.


                          Definition of Market Value

         The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:


         (1)      Buyer and seller are typically motivated.


         (2) Both parties are well informed or well advised, and acting in what they consider their own best interests.

         (3)      A reasonable time is allowed for exposure in the open market.

         (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto.

         (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.*



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The Cane Creek Rehabilitation Center, Martin, Tennessee
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                                 COMPETENCY


The Office of the Comptroller of the Currency has issued the following Final Rule, which requires lenders to evaluate appraiser competency for each specific appraisal assignment:

         "Not all appraisers are competent to perform every type of appraisal that will be needed in connection with federally related transactions. For instance, an appraiser who is experienced in appraising shopping centers may not possess sufficient expertise to appraise a golf course. A financial institution should look beyond an individual's title to determine if he or she has the experience and training needed to perform the appraisal. This provision is not intended to prohibit, in every circumstance, an individual from appraising a type of property with which he or she is not familiar. However in such instances, an appraiser may perform the appraisal only in accordance with the Competency Provision in the USPAP."


HealthCare Property Appraisers of America, Inc. is a national appraisal firm limiting its appraisal practice to Health Care and Senior Housing properties. HealthCare Property Appraisers of America, Inc. has prepared over 3,000 appraisal reports in 42 states on a wide variety of health care-oriented facilities and housing for the elderly. Property types encompass the complete continuum of health care facilities including:

               -   General and Acute Care Hospitals
               -   Psychiatric Hospitals
               -   Substance Abuse Facilities
               -   Skilled Nursing Homes
               -   Assisted Living Homes
               -   Rest Homes, Personal Care and Homes for the Aged
               -   Facilities for the Developmentally Disabled
               -   Independent Living Apartments for Retirees
               -   Continuing Care Retirement Communities


Our office maintains a constant dialogue with public health departments, medicaid reimbursement officials and healthcare licensing agencies in all 50 states. We constantly update our data bank in accordance with changes within the various state health care programs. HealthCare Property Appraisers of America, Inc. maintains an in-house database which currently contains in excess of 1,300 sales of health care-related and senior housing properties.



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The Cane Creek Rehabilitation Center, Martin, Tennessee
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Source of Definitions

               - Title XL Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) [Pub. L. No. 101-73, 103 Stat. 183 (1989)], 12 U.S.C. 3310, 3331-3351, and section
                   5(b) of the Bank Holding Company Act, 12 U.S.C. 1844(b);
                   Part 225, Subpart G:
                   Appraisals Paragraph 225.62(f).
               -   Uniform Standards of Professional Appraisal Practice,
                   Page 1-7.
               -   Federal Reserve System, 12 CFR Parts 208 and 225,
                   Sec. 225.62.
               - Office of the Comptroller of the Currency, 12 CFR part 34, Sec. 34.42.
               -   FDIC, 12 CFR Part 323, Sec. 323.2.
               -   Office of Thrift Supervision, 12 CFR Part 564, Sec. 564.2.
               -   NCUA, 12 CFR Part 722, Sec. 722.2.



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The Cane Creek Rehabilitation Center, Martin, Tennessee
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                              METHOD OF APPRAISAL

The Appraisal Profession generally recognizes three approaches to value:

1. Cost Approach to Value: The appraiser: (a) estimates the land value as though the site were vacant and available for development and (b) estimates the cost to replace subject's improvements (at their same stage of depreciation). The depreciated Replacement Cost is usually based upon consultation with local contractors and construction cost data services.

2. Income Capitalization Approach to Value: The Appraiser compiles and analyzes market data to estimate subject property's economic rental and expenses. The net income thus derived is capitalized into a value estimate. This indicates the property's value to an investor receiving this income stream and develops the present value of perceived future benefits and property reversion.

3. Sales Comparison Approach to Value (also known as the Comparative Approach or Market Data Method): The Appraiser researches sales of Medical Offices in this market area and develops units of comparison which are adjusted and applied to the subject property.



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





                                REGIONAL ANALYSIS

--------------------------------------------------------------------------------

                                [MARTIN CITY MAP]

                              [TENNESSEE STATE MAP]

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


                                REGIONAL ANALYSIS

                                  OVERVIEW

The subject property is located in the city of Martin, Weakley County, Tennessee. Located in the northwestern region of the state, the site is approximately 10 miles south of the state of Kentucky, 125 miles northeast of Memphis and 80 miles southwest of Clarksville. There are five incorporated communities in Weakley County and Martin is the county seat.


                              TERRAIN AND CLIMATE

The Weakley County area ranges from level to rolling with an average elevation of 387 feet. Prevailing wind here is from the south/southwest and, although this area is about 500 miles from the Gulf of Mexico, the weather generally resembles that of more southerly states. Strong, cold winds sometimes blow from the north and northwest following cold fronts. Precipitation in the form of rain averages 50 inches annually and snowfall, varying widely from year to year with rare accumulations, averages 10 inches a year. Seasonal temperatures range from a January low of 25 degrees to a high in July of 86 degrees, with an average annual temperature of 57 degrees.


                          POPULATION AND DEMOGRAPHICS

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

                                                       CHANGE                            PROJECTED CHANGE
                                                      1990-1996                              1996-2001
                                        -------------------------------------- --------------------------------------

UNITED STATES                                           6.5%                                   4.9%

STATE                                                   8.6%                                   6.5%

COUNTY                                                  1.6%                                   1.2%
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


The area enjoys a broadly diversified economic base, including commercial/industrial lighting, lawn care machinery, apparel, wood products, aluminum products and printing industries, which contribute to the growth of the area. According to Claritas, Inc., a demographics survey firm,

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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


the estimated 1996 population of the United States has increased 6.5% since 1990, and an additional 4.9% increase can be expected by 2001.

According to the 1990 Census, Tennessee's population totaled 4,877,185 residents. Claritas estimates the current population at 5,294,786, representing an increase of 8.6%. By 2001, the population is projected to reach 5,638,736 residents, an increase of 6.5%.

The 1990 Census indicates Weakley County's population totaled 31,972 residents. Claritas estimates the current population at 32,469, representing an increase of 1.6%. By 2001, the population is projected to reach 32,848 residents, an increase of 1.2%.


                      DEMOGRAPHICS OF THE ELDERLY POPULATION

                    Percentage of Change - Elderly Population

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

                                   1990-1996                                         1996-2001
                       75-79           80-84          85 & Over          75-79           80-84          85 & Over
                       -----           -----          ---------          -----           -----          ---------

U. S.                  14.4%           21.0%            32.9%            11.3%           12.4%            19.0%

STATE                  15.9%           23.3%            43.8%            13.7%           13.7%            22.2%

COUNTY                  7.1%           13.7%            25.6%             4.5%            7.1%            12.2%

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------



The market segments of primary interest in this demographics study are the age groups: (a) 75 to 79, (b) 80 to 84, and (c) 85 and over. Between 1990 and 1996, the estimated increase nationally in the 75 to 79 year old age bracket was 14.4%. In the 80 to 84 age group the change was 21.0% and the change in the 85 and over age group was 32.9%. By 2001, the 75 to 79 age group is projected to increase by an additional 11.3%, the 80 to 84 group by 12.4% and the age group 85 and over by 19.0%.

In the state of Tennessee, the 75 to 79 age group is currently estimated at 141,781 which is an increase of 15.9% since the last census. The age group 80 to 84 has shown an increase of

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23.3% in that same time period and the 85 and over age group has shown an increase of 43.8%. It is estimated that by 2001, there will be 12.4, 8.6 and
8.1 residents in these age groups or a change of 13.7%, 13.7%, and 22.2% respectively.

In the Weakley County, the 75 to 79 age group is currently estimated at 1,206 which is an increase of 7.1% since the last census. The age group 80 to 84 has shown an increase of 13.7% in the time period between 1990 and 1996 and the 85 and over age group has shown an increase of 25.6%. It is estimated that by 2001, there will be 14.9, 10.0 and 10.5 residents in these age groups or a change of 4.5%, 7.1%, and 12.2% respectively.

                                  Median Household Income - Ages 75+


-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                     1990-1996                                        1996-2001
                       75-79           80-84          85 & Over          75-79           80-84          85 & Over
                       -----           -----          ---------          -----           -----          ---------

U.S.                  +$3,462         +$3,355          +$3,233          +$3,344         +$3,359          +$3,357

STATE                 +$2,966         +$3,070          +$3,066          +$3,070         +$2,952          +$3,006

COUNTY                +$2,118         +$2,345          +$1,997          +$2,248         +$1,967          +$2,048

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------



Nationally, the 75 to 79 age group median household income increased $3,462 between 1990 and 1996 and is projected to increase an additional $3,344 by 2001. The 80 to 84 age group showed an increase nationally in median household income of $3,355 between 1990 and 1996 and is projected to increase an additional $3,359 by 2001. The age group 85 and over showed an increase between 1990 and 1996 of $3,233 and is projected increase an additional $3,357 by 2001.


In the state of Tennessee, the median household income for the 75-79 age group increased $2,966 between 1990 and 1996, and is projected to reach $16,694 or increase an additional $3,070 by 2001. The median household income for the 80 to 84 age group during the time period 1990 to 1996 increased $3,070 and is expected, to reach $16,420 or increase an additional


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$2,952 by 2001. The age group 85 and over showed an increase of $3,066 between 1990 and current estimates and is projected to reach $16,471 or increase an additional $3,006 by 2001.

In the Weakley County, median household income for the 75-79 age group increased $2,118 between 1990 and 1996, and is projected to reach $13,647 or increase an additional $2,248 by 2001. The median household income for the 80 to 84 age group during the 1990-1996 time period increased $2,345 and is expected to reach $13,545 or increase an additional $1,967 by 2001. The age group 85 and over showed an increase of $1,997 between 1990 and current estimates and is projected to reach $13,077 or an additional increase of $2,048 by 2001.


                     Elderly Households With Income $35,000+
               (As a % of Total Household Income For 55+ population)

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                           1990                   1996                         2001
                                                                ESTIMATED                    PROJECTED
                                   ---------------------- ---------------------- ----------------------------------

UNITED STATES                              42.4%                  52.0%                        58.3%

STATE                                      33.3%                  45.6%                        65.1%

COUNTY                                     26.4%                  36.6%                        43.4%

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


One of the best indicators of the ability of the subject's residents to be self supporting (rather than government funded) is their level of affluence. The appraiser compared the subject's potential local market with that of Tennessee and the USA as a whole. The comparison was based upon the percentage of population aged 55 + with an annual household income exceeding $35,000.

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The Cane Creek Rehabilitation Center, Martin, Tennessee
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                             GOVERNMENT AND SERVICES


The Weakley County area consists of five communities. The subject property falls within the jurisdiction of Martin which has a mayor/alderman form of government and there is a planning commission that enforces zoning regulations. Police protection is provided by the Martin Police Department with approximately 24 officers and the Weakley County Sheriffs Department with 15 deputies. Fire protection is provided by the Martin Fire Department with 14 full-time personnel and 12 volunteers, carrying a fire insurance rating of 4.


                                    UTILITIES

Water and sewer service are provided by the City of Martin. Electricity is supplied by the TVA through the Weakley County Municipal System, gas service is provided by Texas Gas Transmission through the City of Martin, and telephone service by Citizens Telecom.


                                    EDUCATION

The City of Martin school district has three public schools and an enrollment of 2,025. Vocational-Technical institutions in the area include one facility in Dresden, 10 miles southeast. The University of Tennessee has a large modern campus in Martin, approximately one-quarter mile from the subject.


                                 TRANSPORTATION

The area's principal highways include U.S. Highway 45 (N-S) and State Highways 22 (E-W) and 431 (E-W). Currently, State Highways 22 and 45 are under expansion. Work is scheduled for completion by during 1997. Airports are located throughout the area with the major commercial airport being McKeller Field in Jackson, 50 miles south, with 6 daily flights. Airlines serving that airport include Northwest Airlink. Passenger rail service is provided by , freight rail service by Norfolk Southern Railroad, and bus service by N/A. Trucking companies serving the area include seven with 3 terminals.

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The Cane Creek Rehabilitation Center, Martin, Tennessee
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                                   HEALTHCARE

The Volunteer General Hospital, located two blocks from subject with 100 beds, serves the residents of Weakley County, along with four clinics, two rehabilitation centers and three nursing homes. Medical assistance is provided by 19 physicians and 9 dentists. The county has seven nursing homes with over 300 beds, including Cane Creek Center, Martin Health Care Center and VanAyer Manor Nursing Center in the Martin area.


                                     ECONOMY

Financial institutions in the area include three banks with combined assets exceeding $1.3 billion. According to the 1995 Survey of Buying Power, by Sales & Marketing Management, the per household retail sales for the Weakley County was $13,478 (compared to the national average of $23,209). The median household effective buying income was $28,099 ($37,070). The most recent employment figures available indicate an unemployment rate of 4% for the county with manufacturing occupying the largest segment.


Distribution by sector and percentage of employees is as follows:


     Sector                                                    Percentage
     ------                                                    ----------

     Services                                                       29.6%

     Manufacturing                                                  32.8%

     Wholesale/Retail Trade                                         16.4%

     Construction                                                    4.5%

     Transportation/Communications/Utilities                         5.4%

     Finance/Insurance/Real Estate                                   3.2%

     Government                                                      3.5%

     Agriculture/Forestry/Fishing                                    4.3%

     Mining                                                          0.4%

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The area's major employers are:


     Company Name                                    # Employees                                   Product/Service
     ------------                                    -----------                                   ---------------

     MTD Products                                           602                           Riding Mowers/Auto Parts

     Hubbell Lighting                                       403                               Indus/Comm. Lighting

     Martin Manufacturing                                   227                                            Apparel

     Martin Brothers Containers                             115                            Wooden Wire Bound Boxes

     Institutional Distributors                              80                                  Food Distribution

     Creative Label                                          58                               Stamping & Embossing

     Arrow Aluminum Industries                               45                              Storm Doors & Windows

     Leland-Powell Fasteners                                 40                                    Metal Fasteners

     Mar-Tenn Ham Company                                    25                                 Cured Country Hams

     Vowell & Sons                                           25                                    Lumber Supplies


                                    United States/State/County Household Income
                                               (General Population)




---------------------------------------------------------------------------------------------------------------------
                                                                        % OF CHANGE
                                        -----------------------------------------------------------------------------

                                                      1990-1996                              1996-2001
                                        -------------------------------------- --------------------------------------
UNITED STATES                                                                                  15.4%
                                                        21.7%
STATE                                                                                          21.2%
                                                        27.2%
COUNTY                                                                                         17.6%
                                                        23.1%
---------------------------------------------------------------------------------------------------------------------



An important indicator of economic health is growth in Median Household Income. The national increase in Median Household Income between 1990 and 1996 was 21.7%. Claritas projects the National Median Household Income will reach $42,259 (i.e. increase by 15.4%) by 2001.

Median Household Income for Tennessee in 1996 is estimated at $31,616, or an increase of 27.2% since 1989. It is projected that by 2001 the Median Household Income will reach $38,326, or increase by 21.2 %.


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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


Median Household Income for the Weakley County in 1996 has increased to $25,938, or 23.1% since 1989. It is projected that by 2001 the Median Household Income will reach $30,497, or increase 17.6%.

                                              Number of Housing Units

---------------------------------------------------------------------------------------------------------------------
                                                                        % OF CHANGE
                                        -----------------------------------------------------------------------------

                                                      1990-1996                              1996-2001
                                        -------------------------------------- --------------------------------------
UNITED STATES                                                                                  5.5%
                                                        7.6%
STATE                                                                                          7.5%
                                                        9.5%
COUNTY                                                                                         1.7%
                                                        1.6%
---------------------------------------------------------------------------------------------------------------------

Growth in the number of housing units in a specified area is another good indication of economic health. Housing units increased 7.6% nationally between 1990 and 1996. By 2001, it is projected that total housing units nationally will have increased by an additional 5.5%.

The number of housing units in Tennessee is currently estimated at 2,218,116, which is an increase of 9.5% since the 1990 Census. It is estimated that by 2001, this figure will reach 2,383,554,or increase by 7.5%.

The number of housing units in the Weakley County is currently estimated at 13,060, which is an increase of 1.6% since the 1990 Census. It is estimated that by 2001, this figure will reach 13,280, or increase by 1.7%.

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The Cane Creek Rehabilitation Center, Martin, Tennessee
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                            TRENDS FUTURE OUTLOOK, CONCLUSIONS

The Weakley County economy is based on industry, services, trades, retailing and agriculture. Martin's location provides the residents with services and employment and, coupled with a comfortable climate, contributes to affordable living environment and the stability of the local economy. The local Chamber of Commerce and government have encouraged the relocation of much industry to the area, bringing with it new jobs and better working conditions. The influx of new industry has kept unemployment low, helped maintain low housing costs and given rise to retail sales in the area. Because of the Columbia Hospital and the University Branch, Martin is the focus of medicine and education for northwest Tennessee.

Although the overall population growth for the area has been well below the national average, the largest growth will continue to be in the senior population. As a result of the growth of industry in the area, however, income increases for the general population will continue to increase slightly above the national average, while senior incomes will maintain its slow growth pattern, well below national averages. Housing increases will mirror growth of the general population, maintaining a slow but consistent growth.

The growth and diversity in industry that the area is experiencing, coupled with the indication that people are remaining in the area and a large growth in population is not predicted, competition for jobs should be low and the consistent growth of household income would indicate a stable economy for the foreseeable future. Indications are that the largest population growth in the area will be in the senior population maintaining a positive climate for the development and ongoing need in the area in the senior service industry.




*All population and household income figures were taken from the most recent U.S. Census (if actual numbers) or were provided to the appraiser by Claritas, Inc. (if projected numbers) or by the local Chamber of Commerce.



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HealthCare Property Appraisers of America, Inc.

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

(State: 47, Tennessee County: 183, Weakley County, TN)
                                                           (Weight: 100.0%)

                                              Household Trend Report

                                 1980         1990        % Chg         1996         % Chg        2001         % Chg
Universe                        Census       Census        80-90       (Est.)        90-96       (Proj.)        96-01
----------------------------------------------------------------------------------------------------------------------
Population.............          32896        31972         -2.8        32469          1.6         32848          1.2
Households.............          11567        11992          3.7        12297          2.5         12504          1.7
Families...............           8859         8589         -3.0         8696          1.2          8748          0.6
Housing Units..........          12463        12857          3.2        13060          1.6         13280          1.7
Grp Qrt. Pop...........           2780         2403        -13.6         2424          0.9          2436          0.5
Household Size.........           2.60         2.47         -5.3         2.44         -0.9          2.43         -0.5

                                  1979         1989         % Chg        1996        % Chg         2001          % Chg
Income                          (Census)     (Census)       79-89       (Est.)        89-96       (Proj.)        96-01
----------------------------------------------------------------------------------------------------------------------
Aggregate($MM).........            171          317         85.3          415         31.1           517         24.4
Per Capita.............           5203         9918         90.6        12805         29.1         15743         22.9
Avg. Household.........          14325        25810         80.2        33007         27.9         40315         22.1
Median Hhold...........          11543        21066         82.5        25938         23.1         30497         17.6
Avg. Family HH.........          16530        30881         86.8        39786         28.8         48265         21.3
Med. Family HH.........          13864        26962         94.5        33050         22.6         39105         18.3

Avg. HH Wealth.........                                                110585                     127495         15.3
Med. HH Wealth.........                                                 62639                      71740         14.5



                                                                            Households
                                            --------------------------------------------------------------------------
Household Income                                1990 Census                1996 Estimate               2001 Proj.
---------------------------------           ------------------            ---------------         --------------------
Total.......................                 11992                         12297                    12504
     Less than  $5,000......                  1298        10.8%              885      7.2%            643        5.1%
    $5,000 to   $9,999......                  1587        13.2%             1443     11.7%           1297       10.4%
   $10,000 to  $14,999......                  1534        12.8%             1315     10.7%           1197        9.6%
   $15,000 to  $19,999......                  1265        10.5%             1200      9.8%           1059        8.5%
   $20,000 to  $24,999......                  1255        10.5%             1080      8.8%           1036        8.3%
   $25,000 to  $29,999......                  1014         8.5%             1053      8.6%            911        7.3%
   $30,000 to  $34,999......                   879         7.3%              832      6.8%            932        7.5%
   $35,000 to  $39,999......                   792         6.6%              740      6.0%            716        5.7%
   $40,000 to  $44,999......                   613         5.1%              690      5.6%            630        5.0%
   $45,000 to  $49,999......                   466         3.9%              623      5.1%            595        4.8%
   $50,000 to  $59,999......                   576         4.8%             1032      8.4%           1116        8.9%
   $60,000 to  $74,999......                   390         3.3%              713      5.8%           1165        9.3%
   $75,000 to  $99,999......                   212         1.8%              444      3.6%            726        5.8%
  $100,000 to $124,999......                    60         0.5%              149      1.2%            306        2.4%
  $125,000 to $149,999......                    10         0.1%               48      0.4%             98        0.8%
  $150,000 to $249,999......                    28         0.2%               29      0.2%             53        0.4%
  $250,000 to $499,999......                    13         0.1%               16      0.1%             16        0.1%
  $500,000 or More..........                     0         0.0%                5      0.0%              8        0.1%




--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

(State: 47, Tennessee County:   183, Weakley County, TN)


                                                                                                (Weight: 100.0%)
                                               Senior Life Report                                  (Page 1 of 7)

                                                             Population Age 55 Years and Over
                                           ----------------------------------------------------------------------
Population by Age and Sex                      1990                  1996 Estimate              2001 Proj.
----------------------------------         ------------------      -----------------          -------------------
Population Age 55 +...............          7980       100.0%         8225     100.0%          8446       100.0%
   55 to 59.......................          1416        17.7%         1487      18.1%          1618        19.2%
   60 to 64.......................          1382        17.3%         1311      15.9%          1373        16.3%
   65 to 69.......................          1466        18.4%         1297      15.8%          1240        14.7%
   70 to 74.......................          1267        15.9%         1345      16.4%          1224        14.5%
   75 to 79.......................          1126        14.1%         1206      14.7%          1260        14.9%
   80 to 84.......................           694         8.7%          789       9.6%           845        10.0%
   85+............................           629         7.9%          790       9.6%           886        10.5%

Males Age 55+                               3332        41.8%         3429      41.7%          3538        41.9%
   55 to 59.......................           681         8.5%          707       8.6%           770         9.1%
   60 to 64.......................           635         8.0%          627       7.6%           650         7.7%
   65 to 69.......................           633         7.9%          566       6.9%           558         6.6%
   70 to 74.......................           524         6.6%          560       6.8%           512         6.1%
   75 to 79.......................           450         5.6%          488       5.9%           512         6.1%
   80 to 84.......................           232         2.9%          271       3.3%           298         3.5%
   85+............................           177         2.2%          210       2.6%           238         2.8%

Female Age 55+                              4648        58.2%         4796      58.3%          4908        58.1%
   55 to 59.......................           735         9.2%          780       9.5%           848        10.0%
   60 to 64.......................           747         9.4%          684       8.3%           723         8.6%
   65 to 69.......................           833        10.4%          731       8.9%           682         8.1%
   70 to 74.......................           743         9.3%          785       9.5%           712         8.4%
   75 to 79.......................           676         8.5%          718       8.7%           748         8.9%
   80 to 84.......................           462         5.8%          518       6.3%           547         6.5%
   85+............................           452         5.7%          580       7.1%           648         7.7%


                                                                       Population
                                             --------------------------------------------------------------------
   Population by Age and Race                     1990                1996 Estimate              2001 Proj.
----------------------------------           ----------------      ------------------         -------------------
   Total Population...............           31972     100.0%        32469     100.0%         32848       100.0%
       White Population...........           29429      92.0%        29683      91.4%         29889        91.0%
         Age 65 and Over..........            4959      15.5%         5230      16.1%          5265        16.0%
       Black Population...........            2227       7.0%         2406       7.4%          2519         7.7%
         Age 65 and Over..........             216       0.7%          192       0.6%           179         0.5%
       Asian Population...........             277       0.9%          340       1.0%           400         1.2%
         Age 65 and Over..........               3       0.0%            2       0.0%             7         0.0%
       Am. Indian Population......              39       0.1%           40       0.1%            40         0.1%
         Age 65 and Over..........               4       0.0%            3       0.0%             4         0.0%
       Hispanic Population........             128       0.4%          160       0.5%           189         0.6%
         Age 65 and Over..........               9       0.0%           10       0.0%            13         0.0%

-----------------------------------------------------------------------------------------------------------------

                  1996 estimates and 2001 projections produced by Claritas Inc.
                         Copyright 1996   Claritas Inc.   Arlington, VA




--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------



(State: 47, Tennessee County:   183, Weakley County, TN)


                                                                                                (Weight: 100.0%)
                                               Senior Life Report                                  (Page 2 of 7)

Household Income by                                    Households with Householder Age 55 and Over
                                           ----------------------------------------------------------------------
Age of Householder                                1990                  1996                  Estimate 2001 Proj.
----------------------------------         ------------------      -----------------          -------------------
Householder Age 55 to 64..........         1633        100.0%         1529     100.0%          1671       100.0%
     Under $5,000.................          142          8.7%           80       5.2%            60         3.6%
     $5,000 - $9,999..............          155          9.5%          122       8.0%           123         7.4%
    $10,000 - $14,999.............          237         14.5%          160      10.5%           141         8.4%
    $15,000 - $24,999.............          288         17.6%          257      16.8%           263        15.7%
    $25,000 - $34,999.............          320         19.6%          253      16.5%           253        15.1%
    $35,000 - $49,999.............          308         18.9%          317      20.7%           298        17.8%
    $50,000 - $74,999.............          143          8.8%          254      16.6%           362        21.7%
    $75,000 - $99,999.............           24          1.5%           57       3.7%           110         6.6%
   $100,000 - $149,999............            7          0.4%           20       1.3%            52         3.1%
   $150,000 - $249,999............            6          0.4%            5       0.2%             5         0.3%
   $250,000 - $499,999............            3          0.2%            3       0.2%             2         0.1%
   $500,000 - or More.............            0          0.0%            1       0.1%             2         0.1%
Median Income.....................        24809                      30750                   348222

Householder Age 65 to 69..........          883        100.0%          861     100.0%           783       100.0%
     Under $5,000.................          120         13.6%           80       9.3%            50         6.4%
     $5,000 - $9,999..............          207         23.4%          169      19.6%           130        16.6%
    $10,000 - $14,999.............          155         17.6%          137      15.9%           120        15.3%
    $15,000 - $24,999.............          170         19.3%          167      19.4%           158        20.2%
    $25,000 - $34,999.............          114         12.9%          120      13.9%           111        14.2%
    $35,000 - $49,999.............           74          8.4%          103      12.0%            93        11.9%
    $50,000 - $74,999.............           24          2.7%           58       6.7%            82        10.5%
    $75,000 - $99,999.............           11          1.2%           14       1.6%            21         2.7%
   $100,000 - $149,999............            4          0.5%            8       0.9%            13         1.7%
   $150,000 - $249,999............            2          0.2%            2       0.2%             4         0.5%
   $250,000 - $499,999............            2          0.2%            2       0.2%             0         0.0%
   $500,000 - or More.............            0          0.0%            1       0.1%             1         0.1%
Median Income.....................        13694                      17665                    20791

Householder Age 70 to 74..........          853        100.0%          854     100.0%           817       100.0%
     Under $5,000.................          115         13.5%           76       8.9%            53         6.5%
     $5,000 - $9,999..............          207         24.3%          173      20.3%           142        17.4%
    $10,000 - $14,999.............          146         17.1%          137      16.0%           123        15.1%
    $15,000 - $24,999.............          164         19.2%          166      19.4%           162        19.8%
    $25,000 - $34,999.............          109         12.8%          118      13.8%           118        14.4%
    $35,000 - $49,999.............           74          8.7%           98      11.5%           101        12.4%
    $50,000 - $74,999.............           23          2.7%           60       7.0%            82        10.0%
    $75,000 - $99,999.............            9          1.1%           14       1.6%            23         2.8%
   $100,000 - $149,999............            3          0.4%            9       1.1%            10         1.2%
   $150,000 - $249,999............            2          0.2%            2       0.2%             2         0.2%
   $250,000 - $499,999............            1          0.1%            1       0.1%             1         0.1%
   $500,000 - or More.............            0          0.0%            0       0.0%             0         0.0%
Median Income.....................        13579                      17470                    20586
-------------------------------------------------------------------------------------------------------

                  1996 estimates and 2001 projections produced by Claritas Inc.
                             Copyright 1996  Claritas Inc.  Arlington, VA


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

(State: 47, Tennessee County: 183, Weakley County, TN)


                                                                                                (Weight: 100.0%)
                                               Senior Life Report                                  (Page 3 of 7)

Household Income by                                      Households with Householder Age 55 and Over
                                           ----------------------------------------------------------------------
Age of Householder                                1990               1996 Estimate                 2001 Proj.
----------------------------------         ------------------      -----------------          -------------------
Householder Age 75 to 79..........          751        100.0%          843     100.0%           890       100.0%
     Under $5,000.................          176         23.4%          137      16.3%           101        11.3%
     $5,000 - $9,999..............          233         31.0%          240      28.5%           220        24.7%
    $10,000 - $14,999.............          137         18.2%          159      18.9%           170        19.1%
    $15,000 - $24,999.............          111         14.8%          148      17.6%           175        19.7%
    $25,000 - $34,999.............           48          6.4%           74       8.8%            97        10.9%
    $35,000 - $49,999.............           22          2.9%           41       4.9%            59         6.6%
    $50,000 - $74,999.............           17          2.3%           29       3.4%            43         4.8%
    $75,000 - $99,999.............            3          0.4%            6       0.7%            13         1.5%
   $100,000 - $149,999............            3          0.4%            7       0.8%             9         1.0%
   $150,000 - $249,999............            1          0.1%            2       0.2%             2         0.2%
   $250,000 - $499,999............            0          0.0%            0       0.0%             1         0.1%
   $500,000 - or More.............            0          0.0%            0       0.0%             0         0.0%
Median Income.....................         9281                      11399                    13647

Householder Age 80 to 84..........          458        100.0%          545     100.0%           574       100.0%
     Under $5,000.................          102         22.3%           81      14.9%            64        11.1%
     $5,000 - $9,999..............          150         32.8%          159      29.2%           145        25.3%
    $10,000 - $14,999.............           83         18.1%          103      18.9%           110        19.2%
    $15,000 - $24,999.............           67         14.6%           93      17.1%           111        19.3%
    $25,000 - $34,999.............           36          7.9%           57      10.5%            66        11.5%
    $35,000 - $49,999.............           12          2.6%           32       5.9%            44         7.7%
    $50,000 - $74,999.............            6          1.3%           13       2.4%            25         4.4%
    $75,000 - $99,999.............            0          0.0%            4       0.7%             4         0.7%
   $100,000 - $149,999............            2          0.4%            3       0.6%             4         0.7%
   $150,000 - $249,999............            0          0.0%            0       0.0%             1         0.2%
   $250,000 - $499,999............            0          0.0%            0       0.0%             0         0.0%
   $500,000 - or More.............            0          0.0%            0       0.0%             0         0.0%
Median Income.....................         9233                      11578                    13545

Householder Age 85 +..............          341        100.0%          403     100.0%           446       100.0%
     Under $5,000.................           81         23.8%           64      15.9%            50        11.2%
     $5,000 - $9,999..............          111         32.6%          120      29.8%           117        26.2%
    $10,000 - $14,999.............           67         19.6%           85      21.1%            91        20.4%
    $15,000 - $24,999.............           43         12.6%           66      16.4%            84        18.8%
    $25,000 - $34,999.............           21          6.2%           32       7.9%            44         9.9%
    $35,000 - $49,999.............           11          3.2%           23       5.7%            30         6.7%
    $50,000 - $74,999.............            5          1.5%           10       2.5%            23         5.2%
    $75,000 - $99,999.............            1          0.3%            2       0.5%             5         1.1%
   $100,000 - $149,999............            1          0.3%            1       0.2%             2         0.4%
   $150,000 - $249,999............            0          0.0%            0       0.0%             0         0.0%
   $250,000 - $499,999............            0          0.0%            0       0.0%             0         0.0%
   $500,000 - or More.............            0          0.0%            0       0.0%             0         0.0%
Median Income.....................         9032                      11029                    13077
-----------------------------------------------------------------------------------------------------------------

              1996 estimates and 2001 projections produced by Claritas Inc.
                         Copyright 1996  Claritas Inc.  Arlington, VA

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

(State: 47, Tennessee County: 183, Weakley County, TN)



                                                                                                (Weight: 100.0%)
                                               Senior Life Report                                  (Page 4 of 7)

                                                                    Total Households
                                          ----------------------------------------------------------------------
Household Income                             1990 Censes             1996 Estimate               2001 Proj.
-----------------------------------       -------------------        ----------------         ------------------
Total.............................        11992        100.0%        12297     100.0%         12504       100.0%
    Under $5,000..................         1298         10.8%          885       7.2%           643         5.1%
    $5,000 - $9,999...............         1587         13.2%         1443      11.7%          1297        10.4%
   $10,000 - $14,999..............         1534         12.8%         1315      10.7%          1197         9.6%
   $15,000 - $24,999..............         2520         21.0%         2280      18.5%          2095        16.8%
   $25,000 - $34,999..............         1893         15.8%         1885      15.3%          1843        14.7%
   $35,000 - $49,999..............         1871         15.6%         2053      16.7%          1941        15.5%
   $50,000 - $74,999..............          966          8.1%         1745      14.2%          2281        18.2%
   $75,000 - $99,999..............          212          1.8%          444       3.6%           726         5.8%
  $100,000 - $124,999.............           60          0.5%          149       1.2%           306         2.4%
  $125,000 - $149,999.............           10          0.1%           48       0.4%            98         0.8%
  $150,000 - $249,999.............           28          0.2%           29       0.2%            53         0.4%
  $250,000 - $499,999.............           13          0.1%           16       0.1%            16         0.1%
  $500,000 - or More..............            0          0.0%            5       0.0%             8         0.1%
Median Household Income...........        21066                      25938                    30497


                                                          Total Specified Owner-Occupied Housing Units
                                          -------------------------------------------------------------------------
Housing Value                                 1990 Census                    1996 Estimate             2001 Proj.
-----------------------------------       --------------------            -----------------          --------------
Total Units......................             5457                          5617                     5733
     Less than  $15,000..........              437         8.0%              373      6.6%            328      5.7%
   $15,000  to  $19 999..........              362         6.6%              195      3.5%            139      2.4%
   $20,000  to  $24,999..........              429         7.9%              320      5.7%            205      3.6%
   $25,000  to  $29,999..........              494         9.1%              371      6.6%            279      4.9%
   $30,000  to  $34,999..........              539         9.9%              420      7.5%            323      5.6%
   $35,000  to  $39,999..........              485         8.9%              447      8.0%            367      6.4%
   $40,000  to  $44,999..........              491         9.0%              433      7.7%            382      6.7%
   $45,000  to  $49,999..........              349         6.4%              402      7.2%            369      6.4%
   $50,000  to  $59,999..........              557        10.2%              694     12.4%            682     11.9%
   $60,000  to  $74,999..........              619        11.3%              700     12.5%            807     14.1%
   $75,000  to  $99,999..........              463         8.5%              700     12.5%            834     14.5%
  $100,000  to $124,999..........              140         2.6%              339      6.0%            519      9.1%
  $125,000  to $149,999..........               57         1.0%              120      2.1%            271      4.7%
  $150,000  to $174,999..........               19         0.3%               54      1.0%            115      2.0%
  $175,000  to $199,999..........                9         0.2%               25      0.4%             51      0.9%
  $200,000  to $249,999..........                6         0.1%               19      0.3%             43      0.8%
  $250,000  to $299,999..........                0         0.0%                4      0.1%             14      0.2%
  $300,000  to $399,999..........                1         0.0%                0      0.0%              4      0.1%
  $400,000  to $499,999..........                0         0.0%                1      0.0%              0      0.0%
  $500,000  or More..............                0         0.0%                0      0.0%              1      0.0%

Median Housing Value.............            39820                         48103                    56957

-------------------------------------------------------------------------------------------------------------------

               1996 estimates and 2001 projections produced by Claritas Inc.
                         Copyright 1996  Claritas Inc.  Arlington, VA

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


(State:  47, Tennessee County: 183, Weakley County, TN)
                                                                                               (Weight: 100.0%)
                                                Senior Life Report                           (Page 5 of 7)

Household                                                       Household
Type and Relationship                       Population 65+      Type and Relationship                            Population 65+
---------------------                       ----------------    ---------------------                            --------------
Total .....................................   5144     100.0%
 In Family Households .....................   3179      61.8%   In Nonfamily Hhlds..............................  1533     29.8%
  Householder .............................   1813      35.2%    Male Householder...............................   274      5.3%
  Spouse ..................................   1179      22.9%     Living Alone..................................   262      5.1%
  0ther Relative ..........................    177       3.4%     Not Living Alone..............................    12      0.2%
  Nonrelative .............................     10       0.2%    Female Householder.............................  1227     23.9%
                                                                  Living Alone..................................  1209     23.5%
 In Group Quarters ........................    432       8.4%     Not Living Alone..............................    18      0.3%
  Institutionalized .......................    432       8.4%    Nonrelative....................................    32      0.6%
  Other ...................................      0       0.0%

                                                    Spec. Owner-Occ Units
                                                    by Age of Householder
Monthly Owner Costs as a                  -----------------------------------------
Percent of 1989 HH Inc.                     Total Units                 65 Yrs +
------------------------                  ---------------            --------------
Total. .............................       5397     100.0%           1680     100.0%
 Less than 20%......................       3754      69.6%           1137      67.7%
 20 - 24% ..........................        621      11.5%            165       9.8%
 25 - 29%  .........................        315       5.8%            119       7.1%
 30 - 34%  .........................        175       3.2%             75       4.5%
 35% or More  ......................        491       9.1%            177      10.5%
 Not computed  .....................         41       0.8%              7       0.4%

                                                  Spec. Renter-Occ Units
                                                  by Age of Householders
Gross Rent as Percent                      ------------------------------------
of 1989 HH Income                            Total Units            65 Yrs +
------------------------                   ---------------       --------------
Total ..............................       3263      100.0%      526     100.0%
 Less than 20% .....................       1231       37.7%      111      21.1%
 20 - 24% ..........................        321        9.8%       72      13.7%
 25 - 29% ..........................        346       10.6%       57      10.8%
 30 - 34% ..........................        217        6.7%       36       6.8%
 35% or More .......................        781       23.9%      161      30.6%
 Not computed ......................        367       11.2%       89      16.9%


                                                 Occupied Housing Units
                                         ----------------------------------------
Attribute                                   Total Units           Hhldr 65 Yrs +
---------                                -----------------      -----------------
Owner Occupied Units ............        8453         70.5%     2701         81.2%
Renter Occupied Units ...........        3539         29.5%      627         18.8%

Complete Plumbing Facil .........       11903         99.3%     3285         98.7%
Lacking Plumbing Facil ..........          89          0.7%       43          1.3%

With Telephone ..................       11046         92.1%     3257         97.9%
No Telephone ....................         946          7.9%       71          2.1%

One or More Vehicles ............       11010         91.8%     2679         80.5%
No Vehicles Available ...........         982          8.2%      649         19.5%


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               28

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


(State:  47, Tennessee County:  183, Weakley County, TN)
                                                                                                  (Weight:  100.0%)
                                                                                                      (Page 6 of 7)
                                                Senior Life Report

                                         ------------------1990 Households by Age of Householder------------------
Poverty Status by Household Type                  Total                     Age 65-74                    Age 75+
--------------------------------             -----------------            -------------            --------------
Total............................            11968     100.0%             1763    100.0%           1551     100.0%
   Married Couple Family.........             7231      60.4%             1010     57.3%            550      35.5%
   Other Family..................             1361      11.4%              161      9.1%             92       5.9%
     Male Householder............              354       3.0%               23      1.3%             10       0.6%
     Female Householder..........             1007       8.4%              138      7.8%             82       5.3%
   Nonfamily.....................             3376      28.2%              592     33.6%            909      58.6%
     HHer Living Alone...........             2903      24.3%              584     33.1%            887      57.2%
     HHer Not Living Alone.......              473       4.0%                8      0.5%             22       1.4%

   Above Poverty.................             9649      80.6%             1386     78.6%           1012      65.2%
     Married Couple Family.......             6701      56.0%              925     52.5%            496      32.0%
     Other Family................              946       7.9%              116      6.6%             70       4.5%
       Male Householder..........              285       2.4%                7      0.4%             10       0.6%
       Female Householder........              661       5.5%              109      6.2%             60       3.9%
     Nonfamily...................             2002      16.7%              345     19.6%            446      28.8%
       HHer Living Alone.........             1749      14.6%              340     19.3%            430      27.7%
       HHer Not Living Alone.....              253       2.1%                5      0.3%             16       1.0%

   Below Poverty.................             2319      19.4%              377     21.4%            539      34.8%
     Married Couple Family.......              530       4.4%               85      4.8%             54       3.5%
     Other Family................              415       3.5%               45      2.6%             22       1.4%
       Male Householder..........               69       0.6%               16      0.9%              0       0.0%
       Female Householder........              346       2.9%               29      1.6%             22       1.4%
     Nonfamily...................             1374      11.5%              247     14.0%            463      29.9%
       HHer Living Alone.........             1154       9.6%              244     13.8%            457      29.5%
       HHer Not Living Alone.....              220       1.8%                3      0.2%              6       0.4%

--------------------------------------------------------------------------------
          1996 Estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               29

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


(State:  47, Tennessee County:  183, Weakley County, TN)
                                                                                                  (Weight:  100.0%)
                                                                                                      (Page 7 of 7)
                                                Senior Life Report

                                      ------------------Civilian Noninstitutionalized Persons Age 16+ --------------
Mobility and Disability                          Total                      Age 65+                     Age 75+
-----------------------                     -----------------           ---------------             --------------
Persons..........................            25174     100.0%             4712    100.0%            2059     100.0%
   With Mblty or Care Lmts.......             1932       7.7%             1220     25.9%             784      38.1%
     Mobility Limits Only........              723       2.9%              496     10.5%             348      16.9%
     Self Care Limits Only.......              541       2.1%              257      5.5%             118       5.7%
     Both Limits.................              668       2.7%              467      9.9%             318      15.4%
   No Mblty or Care Limits.......            23242      92.3%             3492     74.1%            1275      61.9%

   With a Work Disability........             3750      14.9%             2015     42.8%
     In Labor Force..............              696       2.8%              102      2.2%
       Employed..................              600       2.4%              102      2.2%
       Unemployed................               96       0.4%                0      0.0%
     Not in Labor Force..........             3054      12.1%             1913     40.6%
      Prevented from Working.....             2714      10.8%             1708     36.2%
      Not Prevented from Wrk.....              340       1.4%              205      4.4%
   No Work Disability............            21424      85.1%             2697     57.2%
     In Labor Force..............            15064      59.8%              480     10.2%
       Employed..................            14290      56.8%              474     10.1%
       Unemployed................              774       3.1%                6      0.1%
     Not in Labor Force..........             6360      25.3%             2217     47.1%

--------------------------------------------------------------------------------
          1996 Estimates and 2001 projections produced by Claritas Inc.
                     Copyright 1996 Claritas Inc. Arlington, VA


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               30

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


                                                                                         (Page 1 of 2)
(State:  47, Tennessee County:  183, Weakley County, TN)
                                                                                         (Weight: 100.0%)
                                  1990 Demographic Overview Report

Population        31972                Housing Units          12857             Median Age          33.1
Households        11968                Group Quarters          2504             Median HH Inc      21004
Families           8592                Avg. HH Size            2.46             Median Value       40400
Vehicles          20732


Income in 1989                                Household                  Family                   Non-Family
------------------------------------        -------------             ------------             ---------------
   Less than $5,000  ................       1298     10.8%            386      4.5%            937        27.8%
  $5,000 to  $9,999  ................       1596     13.3%            685      8.0%            929        27.5%
 $10,000 to $12,499  ................        826      6.9%            486      5.7%            319         9.4%
 $12,500 to $14,999  ................        697      5.8%            488      5.7%            220         6.5%
 $15,000 to $17,499 .................        695      5.8%            511      5.9%            210         6.2%
 $17,500 to $19,999  ................        580      4.8%            445      5.2%            124         3.7%
 $20,000 to $22,499 .................        727      6.1%            621      7.2%            121         3.6%
 $22,500 to $24,999 .................        525      4.4%            469      5.5%             69         2.0%
 $25,000 to $27,499  ................        508      4.2%            425      4.9%             87         2.6%
 $27,500 to $29,999  ................        507      4.2%            453      5.3%             46         1.4%
 $30,000 to $32,499 .................        478      4.0%            417      4.9%             59         1.7%
 $32,500 to $34,999 .................        394      3.3%            342      4.0%             52         1.5%
 $35,000 to $37,499  ................        412      3.4%            361      4.2%             33         1.0%
 $37,500 to $39,999 .................        377      3.2%            310      3.6%             42         1.2%
 $40,000 to $42,499  ................        330      2.8%            305      3.5%             25         0.7%
 $42,500 to $44,999  ................        278      2.3%            263      3.1%              0         0.0%
 $45,000 to $47,499  ................        323      2.7%            333      3.9%              2         0.1%
 $47,500 to $49,999 .................        139      1.2%            133      1.5%              6         0.2%
 $50,000 to $54,999  ................        353      2.9%            344      4.0%             16         0.5%
 $55,000 to $59,999 .................        215      1.8%            180      2.1%             23         0.7%
 $60,000 to $74,999 .................        391      3.3%            360      4.2%             16         0.5%
 $75,000 to $99,999  ................        211      1.8%            193      2.2%             14         0.4%
$100,000 to $124,999 ................         59      0.5%             39      0.5%             20         0.6%
$125,000 to $149,999  ...............         11      0.1%             11      0.1%              0         0.0%
$150,000 or More  ...................         38      0.3%             32      0.4%              6         0.2%

Aggregate Income ($Mil) .............        307                      260                       44
Median Income .......................      21004                    26206                     8512
Average Income ......................      25693                    30274                    13267


                                        Persons                                               Persons
Educational Attainment               25 Yrs & Over        Employment Status                16 Yrs & Over
----------------------               -------------        --------------------------       ---------------
Less than 9th Grade............      4172    21.2%        In Labor Force............       15805     61.4%
9th - 12th Grade, No Dip.......      4311    21.9%         Civilian.................       15760     61.3%
High School Graduate...........      6078    30.9%          Employed................       14890     57.9%
Some College, No Degree .......      2646    13.4%           Male...................        8136     31.6%
Associate Degree...............       445     2.3%           Female.................        6754     26.3%
Bachelor's Degree..............      1137     5.8%          Unemployed..............         870      3.4%
Graduate/Prof. Degree..........       888     4.5%        Not in Labor Force .......        9922     38.6%

--------------------------------------------------------------------------------
     Source: 1990 Census of the Population and Housing Summary Tape File 3
                  Copyright 1996 Claritas Inc. Arlington, VA

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               31

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


(State:  47, Tennessee County:  183, Weakley County, TN)                                           (Page 2 of 2)
                                                                                                   (Weight: 100.0%)

                                             Employed                                                       Employed
Industry                                    Persons 16+           Occupation                               Persons 16+
-----------------------------------        ------------           -------------------------------        ----------------
Agriculture/Forest/Fish ...........         646     4.3%          Managerial/Prof. Spec..........         2682      18.0%
Mining  ............. .............          58     0.4%           Exec/Admin/Managerial.........         1195       8.0%
Construction.......................         669     4.5%           Prof. Specialty...............         1487      10.0%
Manufacture-Nondurable.............        2659    17.9%          Tech./Sales/Admin. Sup.........         3486      23.4%
Manufacture-Durable ...............        2213    14.9%           Technician and Related .......          386       2.6%
Transportation  ...................         491     3.3%           Sales.........................         1245       8.4%
Communication/Pub. Util ...........         312     2.1%           Administration Support........         1855      12.5%
Wholesales Trade ..................         480     3.2%          Service Occupation.............         1997      13.4%
Retail Trade ......................        1959    13.2%           Private Household.............           37       0.2%
Finance/Ins/Real Estate............         472     3.2%           Protective Service............          187       1.3%
Business & Repair Serv.............         406     2.7%           Other Service.................         1773      11.9%
Personal Services  ................         378     2.5%          Farming/Forestry/Fish..........          617       4.1%
Entertain/Recreation ..............         195     1.3%          Precision/Craft/Repair.........         1764      11.8%
Professional & Related.............        3434    23.1%          Operator/Fab./Laborer..........         4344      29.2%
 Health Services  .................        1089     7.3%           Mach. Op/Assem./Inspect.......         2518      16.9%
 Educational Services..............        1861    12.5%           Trans. & Material Move........         1006       6.8%
 Other Professional  ..............         484     3.3%           Laborers......................          820       5.5%
Public Administration .............         518     3.5%


Transportation to Work                     Workers 16+            Travel Time to Work                      Workers 16+
-----------------------------------       -------------           -------------------------------        ----------------
Drive Alone  ......................       11583    78.7%          Less than 10 Minutes...........         4688      31.9%
Carpooled  ........................        1869    12.7%          10 to 19 Minutes...............         4740      32.2%
Public Transportation .............          48     0.3%          20 to 29 Minutes...............         2328      15.8%
All Other .........................        1211     8.2%          30 Minutes or More.............         2955      20.1%


                                            Occupied                                                         Occupied
Units In Structure                        Housing Units            Year Structure Built                   Housing Units
-----------------------------------       -------------           -------------------------------        ----------------
1-Detached  .......................       8727    72.8%            1989 To March 1990...............       239       2.0%
1-Attached  .......................        121     1.0%            1985 To 1988.....................       950       7.9%
2  ................................        588     4.9%            1980 To 1984.....................      1270      10.6%
3 or 4 ............................        470     3.9%            1970 To 1979.....................      3012      25.1%
5 to 9 ............................        126     1.1%            1960 To 1969.....................      2274      19.0%
10 to 19 ..........................        303     2.5%            1950 To 1959.....................      1551      12.9%
20 to 49  .........................         36     0.3%            1940 To 1949.....................      1028       8.6%
50 or More  .......................          0     0.0%            1939 or before...................      1668      13.9%
Other  ............................       1621    13.5%            Median Year Built................      1968


                                           Occupied                                                        Occupied
Year Hhlder Moved In                     Housing Units                     Vehicles Available:           Housing Units
-----------------------------------      -------------           -------------------------------        ----------------
1989 To March 1990  ...............       2217    18.5%          None...........................          982       8.2%
1985 To 1988  .....................       2894    24.1%          1..............................         4114      34.3%
1980 To 1984  .....................       1578    13.2%          2..............................         4703      39.2%
1970 To 1979  .....................       2585    21.6%          3..............................         1750      14.6%
1960 To 1969 ......................       1395    11.6%          4..............................          344       2.9%
1959 or Before ....................       1323    11.0%          5 or More......................           99       0.8%

--------------------------------------------------------------------------------
   Source: 1990 Census of the Population and Housing, Summary Tape File 3
              Copyright 1996  Claritas Inc.  Arlington, VA

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               32

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------



                                                    MARKET AREA AND NEIGHBORHOOD
--------------------------------------------------------------------------------







--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               33

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

                         MARKET AREA and NEIGHBORHOOD

NEIGHBORHOOD
------------

In most communities, there is a tendency toward the grouping of consistent land uses. Areas devoted to the various uses are termed "physical neighborhoods." Neighborhood use in this context can be further defined as follows:


"A portion of a larger community, or an entire community, in which there is a homogeneous grouping of inhabitants, buildings, or business enterprises. Inhabitants of a neighborhood usually have a more than casual community of interests and a similarity of economic level or cultural background. Neighborhood boundaries may consist of well defined natural, political or man-made barriers, or they may be, more or less, defined by distinct changes in land use or in the character of the inhabitants."


J. Michael Burroughs of HealthCare Property Appraisers, Inc. made an inspection of the subject property and its neighborhood on March 24, 1997. All comments should be considered to be relative to the date of inspection.


The subject neighborhood is located approximately 1 1/2 miles west from the center of the Central Business District of Martin, Tennessee. All of the neighborhood lies within the municipal limits of Martin. This is primarily a college and medical area with considerable on-going development.


We consider the subject neighborhood to include the area lying south of State Highway 22, extending one-half mile south of Mt. Pelia Road to Highway 216 (Baker Road), east of Brooks Street, and west of the University of Tennessee at Martin.


The area is primarily institutional in nature. The various property types found in this neighborhood are distributed approximately as follows:



--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               34

                                APPRAISAL REPORT
                                       ON






                                 The Cane Creek
                              Rehabilitation Center
                               1800 Mt. Pelia Road
                                Martin, Tennessee








PREPARED BY:

HealthCare Property Appraisers of America, Inc.
Hwy 64 East, Laurel Terrace, 2nd Floor
Post Office Box 2227
Cashiers, North Carolina  28717

Copyright  1997, HealthCare Property Appraisers of America, Inc.

                                     SUBJECT

                                    [PICTURE]

                                      [MAP]

                                   NEIGHBORHOOD

                                    [PICTURE]

                                    [PICTURE]

                                   NEIGHBORHOOD

                                    [PICTURE]

                                    [PICTURE]

                                   NEIGHBORHOOD

                                    [PICTURE]

                                    [PICTURE]

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------



         Single-Family                                                                5%
         Multifamily                                                                 10%
         Office                                                                      20%
         Institutional                                                               45%
         and Undeveloped                                                             20%
                                                                                     ---
         Total                                                                      100%

The single-family residential structures, which constitute approximately 5% of the neighborhood, appear to be 15 to 25 years in age. Typical homes range in size from 1,200 square feet to 1,700 square feet. Predominant home values are in the $65,000 to $80,000 price range. Homes are well maintained and exhibit considerable pride of ownership. Typical residents are considered to be in a middle income bracket and mixed in age. Owner occupancy in the neighborhood is considered to be approximately 80%. Typical single-family homes in the neighborhood are one-story, brick and frame construction of average quality and condition, situated on 1/3 to 1/2 acre lots.

The multifamily properties, which make-up approximately 10% of this neighborhood, are characterized as approximately 15 years in age and well maintained. They serve a part of the multifamily market best described as low income tenants. Most multifamily housing was located near the U.T.-Martin campus for student and staff housing, and consisted of two-story, frame units of average quality and condition.

No retail was observed in the immediate neighborhood but was available along State Highway 22, one mile north of the subject, and consisted of a Wal-Mart, motel, fast food restaurants, and other light, local retail known as the University Shopping Center.

Office buildings, which represent approximately 20% of the neighborhood, typically consist of single-story structures. They are approximately 10 to 15 years in age, and rated good in maintenance and condition. Typical office occupants include mostly medical professional offices and clinics supporting the nearby Columbia Volunteer General Hospital. There was also the Van Ayer Nursing Home, an assisted living facility (Martin Residential Care) under construction, mental health facilities, and numerous clinics and medical offices.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                              35

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

Institutional structures represent approximately 45% of the neighborhood. They consist of the University of Tennessee at Martin, with a large, modern campus; and the Columbia Volunteer General Hospital, one-quarter mile from the subject. These structures are approximately 20 years in age and well maintained. Churches of several denominations are within a five minute drive of subject.

The subject property is joined by a two-story, brick medical building, office, wooded undeveloped property and the Highway 45E Bypass.

Streets in the neighborhood are primarily paved and do not have curbs, gutters, and storm drains. The area receives water and sewer service from Martin. Electricity, gas and telephone services are provided by local utility companies.

The subject property is considered to be in general conformity with other properties in the neighborhood. The reputation of this area generally is considered to be good.

The neighborhood has good access to major traffic arteries. The major traffic arteries through the area are U.S. 45E, on which the subject fronts; and State Route 22, one-half mile north and easily accessed from the subject.

Property values in the area appear to be stable. We expect that trend to continue over the next few years. Neighborhoods generally evolve through a pattern of growth and development. They evolve from vacant, unimproved land through slow growth, steady to rapid growth, reach a built-up or stagnant phase, and then begin to decline--with various plateaus and modernization periods along the way. In that continuum of growth, development and aging, the subject neighborhood is currently considered to be steadily developing.

Proximity to an educated, middle-class population facilitates employment of professional nursing staff. The subject neighborhood's proximity to technical or high-skilled medical personnel is considered to be good with no unusual problems obtaining this level of staff.



--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                              36

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

Proximity to blue collar and low-income areas facilitates employment of low skilled, minimum wage workers who make up the majority of a Medical Office's staff. The subject neighborhood's proximity to a labor pool of low skilled, minimum wage workers is considered to be good with no unusual problems obtaining this level of staff.

In summary, this neighborhood is considered to be primarily a medical and institutional area with doctors' offices, support facilities and services centered around the hospital, and the University of Tennessee-Martin campus.


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                              37

                                                                       SITE DATA
--------------------------------------------------------------------------------

                                           [MAP]

                                LEGAL DESCRIPTION




LAND in the 2nd Civil District of the County of Weakley, State of Tennessee, and more particularly described as follows:


BEGINNING at a point where the center line of Cane Creek intersects the East right of way line of U. S. 45-E By-Pass; thence (magnetic bearings) with the East right of way line of said By-Pass as follows: North 16 degrees 53 minutes West 153.31 feet to a concrete right of way marker; thence North 18 degrees 29 minutes West 770.21 feet to a concrete marker; thence North 14 degrees 57 minutes West 485.81 feet to a concrete marker; thence North 24 degrees 11 minutes East 24.00 feet to a concrete marker in the south right of way line of Mt. Pelia Road; thence with the South right of way line of Mt. Pelia Road as follows: North 61 degrees 17 minutes East 356.50 feet; thence North 67 degrees 00 minutes East 168.50 feet to an iron stake, said stake being 25 feet from center line of said road; thence, making a new line through the land of Hospital Corporation of Tennessee, South 3 degrees 20 minutes East 1653.44 feet to a point in the center line of Cane Creek; thence North 74 degrees 13 minutes West
165.75 feet with the center line of said creek to the point of beginning, containing 12.00 acres, more or less.


BEING the same land conveyed to Robert A. Leftwich, Jr. by deed from Hospital Corporation of Tennessee, dated June 18, 1984 and of record in Deed Book No. 249, Page 187, Register's Office of Weakley County, Dresden, Tennessee.

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

SITE DATA

LOCATION: The Cane Creek Rehabilitation Center site is located at 1800 Mt. Pelia Road which lies in the southeastern corner of US 45 East Bypass and Mt. Pelia Road.

PHYSICAL CHARACTERISTICS: The subject is a corner lot with approximately 1400 front feet along the east side of US 45 E Bypass, approximately 500 front feet along the south side of US 45 East Bypass, is slightly irregular in shape and contains approximately 11.90 acres of gross area, based on public records.

ZONING: According to Brenda Harvey of the City or Martin City Hall, the subject property is zoned H (Hospital), which generally permits hospitals, medical offices, pharmacies, living quarters for doctors, nurses and interns, and nursing, convalescent and rest homes. The subject improvements are considered to be a legal, conforming use.

TOPOGRAPHY: The subject site lies at street grade. General area topography is level. The subject site is basically level and gradually falls from north to south. This tract is cleared and drainage appears adequate.

SOIL ANALYSIS: Mineral deposits, if any, were disregarded by the appraiser. No soil analysis has been prepared as a part of this report. However, considering the number and type of existing improvements on surrounding sites, it is assumed the subject property has sufficient soil-bearing qualities for any type building or construction that might be contemplated thereon. Soil and subsoil appear to be the sandy loam typically found in this part of Tennessee. It is assumed that soils at the site are generally of medium plasticity, with shrink/swell potential typical of the area. Soil conditions in this part of Martin do not appear to have limited land development.

EASEMENTS AND ENCROACHMENTS: Our site inspection of The Cane Creek Rehabilitation Center revealed no adverse easements or encroachments. This property is


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               39

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


subject to typical street and utility easements. It should be noted that we would defer to competent legal counsel for verification of these and all other legal matters.

ACCESS: Access to the site is considered excellent. It has two access points from Pelia Road, a paved two-lane street.

VISIBILITY: The site's visibility is rated excellent from Highway 45 East Bypass and Mt. Pelia Road.

DRAINAGE/FLOOD ZONE: According to National Flood Certification Services, Inc., the subject property is not located on a National Flood Insurance Program Map
(NFIP) designated flood hazard area. It is found on Community Panel # 4702020002C, dated 09/15/89, in an area designated as Zone X. A copy of their certification is located in the addenda of this report. This Zone generally refers to: "Areas of 500-year flood; areas of 100-year flood with average depths of less than one foot or with drainage areas less than one square mile; and areas protected by levees from 100-year flood".

UTILITIES: The site is served by all municipal utilities and services including water, police and fire protection. Gas, telephone and electricity are provided by public utility firms. City sewer service is approximately 500 feet south. Currently the property utilizes its own sewer system.

TRAFFIC ARTERIES: The site has excellent proximity to major traffic arteries. It is on US Hwy 45 Bypass, one of the major traffic arteries for the area.

TAXES: According to Diana Hoskins, Trustee's Office and Celeste Taylor of the Martin City Hall, reported that the subject's tax identification number is 02-078-019.05. The tax assessor's reported tax value for real estate is $3,984,900 and the assessed value is $1,593,960 or 40% of the reported tax value. This assessed value is based on 1996 valuations. The tax assessor's reported tax value for personal property is $98,207 and the assessed value is $59,462 or 30% of the reported tax value. The tax rate for the combined city and county is $3.28 per $100 of

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HealthCare Property Appraisers of America, Inc.                               40

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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


assessed value. This indicates an annual tax of $54,232.25 for the subject property, calculated as follows:



Real Estate Tax Assessment                      X                     Tax Rate       =            Annual Taxes
--------------------------                                            --------                   ------------

       $1,593,960                               X                     $0.0328        =            $52,281.89

Personal Property Assessment
----------------------------
        $59,207                                 X                      $0.0328       =            $ 1,950.35
                                                                                                  ----------
TOTAL                                                                                =            $54,232.24



                              HIGHEST AND BEST USE


The Highest and Best Use of land is that use which may be reasonably expected to produce the greatest net return to the land over a given period of time. Moreover, it is that legal use which will yield to the land the highest present value which is economically feasible, legally permissible and maximally productive. The Highest and Best Use analysis is the basis for the final conclusions drawn in this report.

Land is valued as though it were unimproved and available for whatever use would produce the maximum return. Improved property is valued according to the extent to which the improvements are consistent with the Highest and Best Use of the site as if unimproved. The Highest and Best Use of the total properties "as improved" is often determined to be different from the Highest and Best Use of the land when considered as though unimproved" and available for development. In most cases, the existing use will continue until the land value under its Highest and Best Use exceeds the total value of the property in its existing use. As long as improvements contribute to the land, they constitute the Highest and Best Use.


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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


Highest and Best Use - Unimproved
---------------------------------

Legal uses for the subject land, if unimproved, include: Offices, Institutional, Nursing Home and Medical Offices.

The site's physical characteristics of this site, i.e., size, shape, terrain, etc. would permit the following uses: Apartments, Retirement Apartments, Offices, Industrial, Commercial Retail, Institutional, Motel, Nursing Home, Single-family Residential, Condominiums and Agricultural.

Our market analysis indicates there could be sufficient demand in the general marketplace and in this specific location for the following uses: Apartments, Offices, Institutional, Nursing Home and Condominiums.

The following might be economically feasible: Offices and Institutional.

The most probable and reasonable uses for the subject property, if unimproved, might include development of: Offices and Institutional.

When considering the subject site as an unimproved tract of land, and after considering all alternative uses, it is the appraiser's opinion that Medical Office use would be the Highest and Best Use: (a) at this time, (b) after a time period sufficient to allow completion of any necessary improvements and (c) at the time of estimated stabilized occupancy.


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HealthCare Property Appraisers of America, Inc.                               42

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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------






                           DESCRIPTION OF IMPROVEMENTS
--------------------------------------------------------------------------------







--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

                                      SUBJECT

                                     [PICTURE]

                                     [PICTURE]

                                      SUBJECT

                                     [PICTURE]

                                     [PICTURE]

                                      SUBJECT

                                     [PICTURE]

                                     [PICTURE]

                                    SALE DATA

Date of Sale:                                       OCT 91

Grantor:                                            Comprehensive Addition Prog.
Grantee:                                            West Star Dev. Co.
Sale Price:                                         $900000
Financing:                                          Cash; conventional loan.



                                   INDICATIONS

Price/Unit (Apt/Bed)                                $15000
Price/S.F.:                                         $56 s.f.

Comments:         25 semi-pvt with F/B; State of FL does not require CON for substance abuse facility; purchased vacant with intent to
                  renovate at cost of $6000K for use as medical office bldg. W/
                  lab, X-ray and short procedure surgery.


                               IMPROVED SALE #95074



                                   [PICTURE]





                                  PROPERTY DATA


Name/Location:                                            Capitol Medical Center
                                                          2711 Capitol Med. Ctr. Blvd.
                                                          Tallahassee, FL


Level of Care:                                            REHAB

Improvements/Condition:                                   Class D, metal frame, 1-story in average condition.

Age:                                                      1989

Number of Units:                                          60

Gross Building Area:                                      16000 s.f.

S.F./Unit:                                                267 s.f.


                                       43

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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------



                            DESCRIPTION OF MOVEMENTS


J. Michael Burroughs of HealthCare Property Appraisers of America, Inc. made an inspection of the subject property on March 24, 1997. The following description of improvements the buildings as they appeared to our inspector on the date of inspection.

SUBJECT IMPROVEMENTS

The subject site is improved with three one-story buildings currently occupied by Health South. The structure's initial completion date is 1985. The appraiser considers the subject building structures to contain a functional area of approximately 36,500sf or 1,014sf per bed. The three buildings are one story brick veneer. They are presently utilized as (1) an administration building, (2) an inpatient rehab building and (3) an out-patient building. All are of similar construction and architecture.

The administration building contains mostly office type space. Both residential buildings contain a dietary area, resident bedrooms and meeting rooms. The structure has a total possible utilization of 36 beds. There is also an in-ground heated swimming pool

The subject's physical structure appears to be of very good quality construction and amenities. No Physical Deterioration-Curable (deferred maintenance) was observed. The structure contains some Functional Obsolescence in its special purpose layout. There is no External Obsolescence.

The Effective Age of the structure is 9 years, and the Remaining Economic Life is considered to be 41 years.

In all of our analysis, we have assumed and have described the subject improvements as being Special Purpose buildings. In fact, the building improvements are not so Special Purpose as to preclude alternative uses. Almost any type of medical facility would find these buildings quite

                                      44

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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

adaptable. Furthermore, a general office user could also utilize this space with substantial rehab of the interior. There is little or nothing about the interior of these structures to preclude utilization by a commercial or institutional occupant.

Following is a topical outline of the major improvements:

SITE PREPARATION: The building site was cleared, graded and prepared for construction.

FOUNDATION: Foundation is concrete bearing walls.

FRAME: The frame is mill-type wood.

FLOOR STRUCTURE: The floor structure is concrete on ground.

FLOOR COVERING: Floor covering consists of carpet on pad and vinyl composition tile.

CEILING: The ceiling is gypsum board, taped and painted with insulation.

INTERIOR CONSTRUCTION: Interior construction is framed.

PLUMBING: All patient bathrooms are two- or three-fixtured china/porcelain fixtures including chrome hardware, grab bars and other invalid aids. Individual bathtubs and showers feature non-slip surfaces, grab bars, shower hoses and non-ambulatory lifts. The property's plumbing is adequate. Eleven rooms has a rooms have a full private bath with a tub or shower.

HEATING, COOLING, VENTILATION: The property is heated with a heat pump which also provides air conditioning. Additionally, the residents' rooms are air conditioned with thru-the-wall heat pump units with electrical resistance heating coils.

                                  45


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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

ELECTRICAL: Fully wired and lighted with three-phase wiring, adequate to provide lighting and power for all equipment operation including fluorescent and incandescent lighting, reading lights over each bed, nurse call system, fire alarm system, and intercom system.

EXTERIOR WALLS: Exterior walls are wood or steel stud walls with face brick veneer and insulation.

ROOF STRUCTURE: The roof structure is wood joists with composition deck.

ROOF COVER: Roof cover is composition shingle.

PARKING: Parking and drives of 2" plant mix asphalt on a crushed stone base. Marked parking areas.

DOORS & WINDOWS: Interior doors are solid core; windows are single-hung, slider type in aluminum frame.

EQUIPMENT: Some specialized equipment was present but was not considered in valuing the subject property. Included in this category are institutional kitchen equipment, stainless steel sinks, food preparation counters, ovens, stoves, dishwashers, walk-in coolers and freezers, exhaust fans and grease traps. Laundry equipment includes two domestic brand washers and two domestic dryers rated good in condition.

The main kitchen is in the resident building. Kitchen equipment includes one Hobart dishwasher, one Hobart walk-in freezer, one Hobart walk-in cooler and one Vulcan range/oven rated good in condition. There are also kitchens in each apartment (4) and a rehabilitation training kitchen in the Administration/Therapy building. All are equipped with residential type stoves, refrigerators and dishwashers.

                                     46


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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------



WALKS & DRIVES: Walks are approximately 41 " wide and constructed of 2 1/2 " concrete.

LANDSCAPING: Rated good. The lawn is well established. There is a 20' x 30' concrete pool adjoining the Administration/Therapy building.

                                    47

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HealthCare Property Appraisers of America, Inc.

                                                        COST APPROACH TO VALUE
-------------------------------------------------------------------------------

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


                             COST APPROACH TO VALUE

The Cost Approach is frequently a reliable indicator of a property's value. The Principle of Substitution dictates that The Cane Creek Rehabilitation Center will be worth no more than the cost to reproduce improvements with equal utility on an equally desirable site. Conversely, in an active building market, most properties are usually worth at least as much as their cost to reproduce. Otherwise, developers would not be building comparable buildings.


The initial step in the Cost Approach was the estimation of land value. The appraiser next estimated the current construction costs to replace subject's building improvements. The appraiser also considered the possible existence of the three types of depreciation: Physical Deterioration, Functional Obsolescence, and External Obsolescence.


To estimate the actual construction cost of the improvements, the appraiser consulted with various contractors and architects familiar with this type construction. We also have personal knowledge of comparable structures which have been built and are familiar with their actual costs. Finally, we checked with Marshall and Swift Valuation Service to ascertain the current cost factors for this type construction in Martin.

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


The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


                                 Site Valuation

There are several methods which appraisers may use to estimate vacant land values. These methods include the direct sales comparison, allocation, land residual technique, direct capitalization of ground rent, and the land development method. The direct sales comparison method is based upon the principle of substitution. This is the best method whenever adequate quantities of verified comparable sales data is available. We have used both the direct sales comparison and allocation methods. For Medical Office sites, the land residual or land development methods are not a reliable indicator of value.


Direct Sales Comparison


The direct sales comparison technique is based on the economic principle of substitution. This principle states the value of a property tends to be fixed by the costs of acquiring an equally desirable substitute property with the same or similar utility and physical characteristics. Comparisons are made between the property appraised and the sales of similar properties which have occurred in the marketplace. Typically, units of comparison are derived such as a sales price per square foot, sales price per front foot, or sales price per building unit. In the case of an apartment property, the economic indicator might be cost per apartment, whereas in the case of a nursing home, the unit of value would be cost per patient bed. The comparables are adjusted to reflect similarities and dissimilarities of each to the subject for such characteristics as location, time of sale, existing market conditions, and the physical characteristics of the property. The adjusted sales prices of the comparables then become an indication of value for the subject. In the case of the subject, we have looked to properties with similar zoning and land use which have sold within the Martin area.


The comparable sales utilized in this analysis are summarized in the land sales summary and the adjustment grid which follow this section. A complete description of the individual sales used is also included within this section.


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


The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

                                  LAND SALE #1

LOCATION:                                               117 Kennedy Drive

BUYER:                                                  0. K. Smith, Jr., et al,
                                                        dba Medical Center Properties

CONFIRMATION:                                           Deed Book/Page 344/295

DATE OF SALE:                                           10/11/95

SIZE:                                                   1.28 Acres

ZONING:                                                 Commercial

UTILITIES:                                              All

IMPROVEMENTS:                                           None

TOPOGRAPHY:                                             Level

SALE PRICE:                                             $20,000

COST/UNIT:                                              $15,625/Acre

COMMENTS:            Requires adjustment for location as well as size and shape.


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


The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


                                  LAND SALE #2

LOCATION:                                               Hannings Lane

BUYER:                                                  Americare Properties, Inc.

CONFIRMATION:                                           Deed Book/Page 350/118

DATE OF SALE:                                           07/12/95

SIZE:                                                   2.9 Acres

ZONING:                                                 Residential

UTILITIES:                                              All

IMPROVEMENTS:                                           None

TOPOGRAPHY:                                             Level

SALE PRICE:                                             $69,000

COST/UNIT:                                              $23,793/Acre

COMMENTS:       Requires adjustment for interior location.



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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

                                  LAND SALE #3

LOCATION:                                               Mt. Pedlia Road

BUYER:                                                  KY-TN Medical Alliance

CONFIRMATION:                                           Deed Book/Page 349/367

DATE OF SALE:                                           06/14/96

SIZE:                                                   1.2 Acres

ZONING:                                                 Commercial

UTILITIES:                                              All

IMPROVEMENTS:                                           None

TOPOGRAPHY:                                             Level

SALE PRICE:                                             $60,000

COST/UNIT:                                              $50,000/Acre

COMMENTS:                                               No adjustments necessary.


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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


                                  LAND SALE #4

LOCATION:                                               890 University Street

BUYER:                                                  Jerry Lewis

CONFIRMATION:                                           Deed Book/Page 345/162

DATE OF SALE:                                           11/20/95

SIZE:                                                   1.4 Acres

ZONING:                                                 Commercial

UTILITIES:                                              All

IMPROVEMENTS:                                           None

TOPOGRAPHY:                                             Level

SALE PRICE:                                             $50,000

COST/UNIT:                                              $35,714/Acre

COMMENTS:                                               Adjustment required for superior
                                                        location.


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                                                                             54

                                       LAND SALES SUMMARY & ADJUSTMENT GRID

----------------------- -------------------------- ----------------------- ------------------------ ------------------------
Comp #                           Subject                   No. 1                    No. 2                    No. 3
         Address              180 Mt. Pelia            117 Kennedy Dr            Hannings Ln             Mt. Pelia Rd
                                 Martin                    Martin                  Martin                   Martin
                                   TN                        TN                      TN                       TN
----------------------- -------------------------- ----------------------- ------------------------ ------------------------
        SITE DATA

Size (SF)                        518,364                   55,757                  126,324                  52,272
Size (Acres)                      11.90                     1.28                    2.90                     1.20
Frontage/Visibility             yes/good                  yes/good                yes/good                 yes/good
Zoning                            Comm                      Comm                    Comm                     Comm
Topography                        Level                    Level                    Level                    Level
Utilities                          All                      All                      All                      All

    SALE DATA

Reported Sale Price             ?????????                 $20,000                  $69,000                  $60,000
Sale price/SF                     $0.00                    $0.36                    $0.55                    $1.15
Sale Price/Acre                    $0                     $15,625                  $23,793                  $50,000
Transaction Type                  ----                     Closed                    30                     Closed
Rights Conveyed                   ----                   Fee Simple              Fee Simple               Fee Simple
Financing Terms                   ----                      Cash                    Cash                     Cash
         adjustment               ----                      ----                    ----                     ----
Condition of Sale                 ----                  Arm's Length            Arm's Length             Arm's Length
                                                            ----                    ----                     ----

Recorded Sale Date                ----                     10/95                    7/95                     6/96
         adjustment               ----                      15%                      15%                     ----
Location                          ----                    Inferior                Inferior                  Similar
         adjustment               ----                      25%                      25%                     ----
Size                              ----                    Inferior                 Similar                  Similar
         adjustment               ----                      25%                     ----                     ----
Zoning                            ----                    Similar                  Similar                  Similar
         adjustment               ----                      ----                    ----                     ----
Topography                        ----                    Similar                  Similar                  Similar
         adjustment               ----                      ----                    ----                     ----
                                  ----                    Similar                  Similar                  Similar
Frontage/Visibility               ----                      ----                    ----                     ----
         adjustment
Utilities                         ----                    Similar                  Similar                  Similar
         adjustment               ----                      ----                    ----                     ----
                           Adjstd Price/Sq Ft               $0.64                    $0.79                    $1.15
                             Avg Price/Sq Ft                $0.86
                            Adjstd Price/Acre             $28,076                  $34,203                  $50,000
                             Avg Price/Acre               $37,311

----------------------- -------------------------- ----------------------- ------------------------ ------------------------





                                       LAND SALES SUMMARY & ADJUSTMENT GRID

----------------------- -------------------------- -------------------------
Comp #                                                     No. 4
         Address                                        890 Univ St.
                                     Martin
                                       TN
----------------------- -------------------------- -------------------------
SITE DATA
Size (SF)                                                  60,984
Size (Acres)                                                1.40
                                                        yes/good
Frontage/Visibility
Zoning                                                      Comm
Topography                                                 Level
Utilities                                                   All

SALE DATA
Reported Sale Price                                       $50,000
Sale price/SF                                              $0.82
Sale Price/Acre                                           $35,714
Transaction Type                                           Closed
Rights Conveyed                                          Fee Simple
Financing Terms                                             Cash
         adjustment                                         ----
Condition of Sale                                       Arm's Length
                                                            ----

Recorded Sale Date                                         11/95
         adjustment                                         15%
Location                                                  Superior
         adjustment                                         -10%
Size                                                      Similar
         adjustment                                         ----
Zoning                                                    Similar
         adjustment                                         ----
Topography                                                Similar
         adjustment                                         ----

Frontage/Visibility                                         ----
         adjustment
Utilities                                                 Similar
         adjustment                                         ----
                           Adjstd Price/Sq Ft              $0.85
                             Avg Price/Sq Ft
                            Adjstd Price/Acre             $36,964
                             Avg Price/Acre

----------------------- -------------------------- -----------------------


                                                                             55

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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

Reconciliation of Comparable Sales

The comparables have already been adjusted to the subject in respect to location, size, zoning, topography, corner influence, and utilities. The unadjusted sales prices range from $15,625 to $ 50,000 per acre. After the adjustments, the comparables form a tighter range of $28,076 to $50,000 per acre. The average adjusted price per acre was $37,311. Typically, the comparables which have the least adjustments are most representative of the subject. Accordingly, it is our opinion that the subject 11.90 acres site has a market value of $450,000 or $37,815 per acre.


SITE VALUE                                                              $450,000
                                                                        --------
                                                                        --------


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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

                                 Building Costs


This appraisal firm compiles construction cost data on new and proposed facilities throughout the United States. The hard construction costs vary considerable depending upon geographical location and quality of improvements. To estimate the Replacement Cost of The Cane Creek Rehabilitation Center, the appraiser utilized the Segregated Cost Method of cost estimating. This method is designed to give separate consideration to all the major construction components of a building. Many parts of a building, such as floor, ceiling and lighting, increase in cost directly as the floor area of the building increases. Other building costs vary with relation to parameters other than the floor area. However, most costs can be related to floor area, wall area, roof area, or sometimes an individual count of unit installations.


To facilitate the application of these individualized costs, they are grouped so that all costs related to floor area can be added together and applied to the total floor area, all wall area costs can be added together and applied to the wall area, and all roof costs can be applied to the ground floor or roof area.


The appraiser utilized the Marshall and Swift Valuation Service, which is the most widely recognized cost estimating manual in the world. This manual separates each type of building by occupancy, type of construction, and quality. It also makes adjustments for current cost factors on a monthly update basis.


Using the Marshall and Swift Valuation Service, the appraiser selected the particular construction characteristics of The Cane Creek Rehabilitation Center building improvements and selected the appropriate quantity cost factors and adjustments.


Using the computer program, a Replacement Cost New of subject's building improvements as well as individual estimates of depreciation for each component item were developed. The computer calculations included all Direct Costs. The Marshall and Swift Valuation Service includes

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


The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

architectural fees, loan interest and some other minor Indirect Costs. It specifically excludes some of the costs of doing business, or Indirect Costs, which we have estimated as follows:


     Taxes                                                      0.4%

     Marketing                                                  0.4%

     Loan Points and Fees                                       2.0%

     Legal                                                      0.5%

     Accounting                                                 0.2%
                                                               ----
     Total Indirect Costs                                       3.5%

Our estimate of Indirect Costs were based on a percentage of Total Cost-New (depreciated at the same rate as the building improvements). The Total Cost-New includes not only Direct Cost of construction, as developed by the Marshall and Swift Valuation Service, but also the cost of land.


Our on-site inspection of The Cane Creek Rehabilitation Center did not reveal any obvious Physical Deterioration-Curable (deferred maintenance). Overall, the property appeared to be well maintained and only normal maintenance situations were observed. The subject building improvements undoubtedly contain some functional and/or external obsolescence. The buildings contain, to some extent, Special Purpose improvements. Medical buildings generally contain an excess of electrical and plumbing not found in general purpose buildings. A potential user may not be able or willing to work with the specific office layouts or the room configuration in the residential buildings. Therefore, a potential buyer would probably make some discount in price to reflect the inefficiency of the room layout and excess finish work found in the subject buildings.


How much the typical buyer would discount the property would depend upon his specific situation. Therefore, there is no way to accurately measure functional obsolescence of this specific property. After reviewing the experience of other sellers of Special Purpose Properties in our Sales Comparison Approach, we have made a judgement that the functional obsolescence in the subject property is approximately 45%. It is our opinion that the probability of obtaining a purchaser/user of the subject property who will allocate considerable value to the building shell without making substantial


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                                                                             58

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

discount for functional and/or external obsolescence is VERY GOOD. Either the hospital, university or some other medical user should be interested in this property.
















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--------------------------------------------------------------------------------


SECTION 1:
OCCUPANCY:  OFFICE BUILDING
CLASS:  D Frame                                      COST RANK:  3.5 Above Average/High
EFFECTIVE AGE:  9 Years                              Condition:  3.5 Good
NUMBER OF STORIES:  1.0                              AVERAGE STORY HEIGHTS:  10.0
FLOOR AREA:  9,250 Sq. Ft.                           COST AS OF:  3/97
------------------------------------------------------------------------------------ REPLACEMENT
                                                                                         COST
COMPONENT                                               UNITS            COST             NEW
--------------------------------------------------- --------------- ---------------- ---------------
FOUNDATION:
   Concrete, Bearing walls..........................     9,250             1.91           17,667
FRAME:
   Wood, Mill Type..................................     9,250             4.22           39,035
FLOOR STRUCTURE:
   Concrete on Ground...............................     9,250             3.18           29,415
FLOOR COVER:
   Carpet and Pad...................................     3,700             4.13           15,281
   Tile, Ceramic....................................       462             9.51            4,398
   Vinyl Composition Tile...........................     5,087             1.72            8,750
   SUBTOTAL.........................................                                      28,429
CEILING:
   Gypsum Board, Taped & Paint......................     9,250             1.32           12,210
   Ceiling Insulation...............................     9,250             0.66            6,105
   SUBTOTAL.........................................                                      18,315
INTERIOR CONSTRUCTION:
   Interior Construction, Framed....................     9,250            18.72          173,160
PLUMBING:
   Plumbing.........................................     9,250             6.12           56,610
HEATING AND COOLING:
   Heat Pump........................................     8,325             8.33           69,347
ELECTRICAL:
   Electrical.......................................     9,250            10.46           96,755
   Standby Generator, Diesel........................       100              336           33,600
   SUBTOTAL.........................................                                     130,355
EXTERIOR WALL:
   Face Brick Veneer................................     6,475            17.14          110,981
   Insulation.......................................     6,475             0.56            3,626
   SUBTOTAL.........................................                                     114,607
ROOF STRUCTURE:.....................................
   Wood Joists, Composition Deck....................     9,250             4.68           43,290
ROOF COVER:
   Composition Shingle..............................     9,250             1.56           14,430
TOTAL...............................................                                     734,660
ARCHITECT'S FEES....................................       6.7%                           49,590
--------------------------------------------------- --------------- ---------------- ---------------
REPLACEMENT COST NEW................................     9,250            84.78          784,250
--------------------------------------------------- --------------- ---------------- ---------------

                                                                             60

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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

SECTION 2:
OCCUPANCY:  APARTMENT
CLASS:  D Frame                                      COST RANK:  3.5 Above Average/High
EFFECTIVE AGE:  9 Years                              Condition:  3.5 Good
NUMBER OF STORIES:  1.0                              AVERAGE STORY HEIGHTS:  10.0
FLOOR AREA:  27,250 Sq. Ft.                          COST AS OF:  3/97

------------------------------------------------------------------------------------   REPLACEMENT
                                                                                          COST
COMPONENT                                               UNITS            COST             NEW
--------------------------------------------------- --------------- ---------------- ---------------
EXCAVATION & SITE PREPARATION
   Site Preparation.................................    27,250             0.21            5,722
FRAME:
   Wood, Mill Type..................................    27,250             3.83          104,367
FLOOR STRUCTURE:
   Concrete on Ground...............................    27,250             3.02           82,295
FLOOR COVER:
   Carpet and Pad...................................    13,625             3.50           47,688
   Tile, Ceramic....................................     1,362             8.85           12,058
   Vinyl Composition Tile...........................    12,262             1.62           19,865
   SUBTOTAL.........................................                                      79,611
CEILING:
   Gypsum Board, Taped & Paint......................    27,250             1.28           34,880
   Ceiling Insulation...............................    27,250             0.73           19,892
   SUBTOTAL.........................................                                      54,772
INTERIOR CONSTRUCTION:
   Interior Construction, Framed....................    27,250            13.58          370,055
PLUMBING:
   Plumbing.........................................    27,250             6.19          168,677
FIRE PROTECTION:
   Sprinklers.......................................    14,000             2.36           33,040
HEATING AND COOLING:
   Heat Pump........................................     7,500             6.12           45,900
   Window Heat Pump.................................        11            1,411           15,521
   SUBTOTAL.........................................                                      61,421
ELECTRICAL:
   Electrical.......................................    27,250             5.08          138,430
EXTERIOR WALL:
   Face Brick Veneer................................    19,075            15.93          303,865
   Insulation.......................................    19,075             0.53           10,110
   SUBTOTAL.........................................                                     313,975
ROOF STRUCTURE:.....................................
   Wood Joists, Composition Deck....................    27,250             4.36          118,810
ROOF COVER:
   Composition Shingle..............................    27,250             1.44           39,240
SUBTOTAL SUPERSTRUCTURE.............................    27,250            57.63        1,570,415

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                                                                             61

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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------   REPLACEMENT
                                                                                          COST
COMPONENT                                               UNITS            COST             NEW
--------------------------------------------------- --------------- ---------------- ---------------
YARD IMPROVEMENTS:
   Paving, Asphalt..................................   120,000             2.08          249,600
--------------------------------------------------- --------------- ---------------- ---------------
TOTAL...............................................                                   1,820,015
ARCHITECT'S FEES....................................       6.9%                          125,278
--------------------------------------------------- --------------- ---------------- ---------------
REPLACEMENT COST NEW................................    27,250            71.39        1,945,293
--------------------------------------------------- --------------- ---------------- ---------------

SUMMARY                                     TOTAL COST NEW
-------                                     --------------
1:  OFFICE BUILDING                            784,250
2:  APARTMENT.....                           1,945,293
TOTAL COST........                           2,729,543
--------------------------------------------------------------------------------
ROUNDED TO NEAREST $100                      2,729,500
Cost Data by MARSHALL & SWIFT



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                                                                             62

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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

                            SUMMARY OF COST APPROACH


Bldg. Improvements-Replacement Cost                                               $2,729,500

Indirect Costs                                                                       111,283
                                                                                  ----------

Total Costs:                                                                      $2,840,783

Less Depreciation:

         Physical Deter.-Curable                                $        0

         Physical Deter. - Incurable
          Replacement Costs                                              0

         Physical Deter. - Incurable -
          Indirect Costs                                                 0

         Functional Obsolescence &
          External Obsolescence @ 45%                            1,278,352
                                                                 ---------

Total Depreciation                                                                 1,278,352
                                                                                  ----------

  Depreciated Value                                                               $1,562,431

Land Value                                                                        $  450,000
                                                                                  ----------

Market Value--Real Estate                                                         $2,012,430

Add Furniture, Fixtures, Equipment                               $       0

Less Depreciation                                                        0
                                                                 ---------

Depreciated Value of FF&E                                                         $        0
                                                                                  ----------

MARKET VALUE OF REAL & PERSONAL                                                   $2,012,430
PROPERTY By Cost Approach -- "As Is"

                                                                 (R)              $2,000,000
                                                                                  ----------
                                                                                  ----------

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The Cane Creek Rehabilitation Center, Martin, Tennessee
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                     INCOME CAPITALIZATION APPROACH TO VALUE
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The Cane Creek Rehabilitation Center, Martin, Tennessee
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                     INCOME CAPITALIZATION APPROACH TO VALUE

To estimate the Market Value of The Cane Creek Rehabilitation Center through the Income Capitalization Approach, the appraiser attempted to project the income the subject might generate by a lease to other healthcare and non-healthcare users.

A major underlying premise of the Income Capitalization Approach holds that the subject property can be rented. This premise assumes a viable rental market sufficient to develop rates of: (1) rental, (2) occupancy, (3) expenses and (4) capitalization. We were unable to develop sufficient data to process a convincing Income Approach to Value. The absence of sufficient data to develop an Income Approach suggests the buyers for this type property are users rather than investors seeking an income stream. This tends to invalidate the use of the Income Approach for this appraisal. Both the lack of market rental data and the available sales data on this type property suggest that the most likely purchaser will be an owner/occupant not an investor buying for income. It was not deemed helpful to develop and analyze rental data in great detail. However as a check against the other two approaches to value, an overview of rental possibilities and alternatives was considered to see what return and capitalized value might be expected if in fact an investor/purchaser could be found. In attempting an Income Capitalization Analysis, this appraiser considered the leasability of subject property to:

      -    Similar Residential Healthcare Tenants
      -    Alternative Medical Non-residential User/Lessees
      -    Alternative Non-medical Institutional Users
      -    General Office/Retail Users


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


The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

Alternatives by type included:

          1.      Similar Healthcare Residential Use:

                  a.       Nursing Home
                  b.       Rest Home
                  C.       Assisted Living Facility
                  d.       Head Trauma
                  e.       Drug/Chemical Rehab
                  f.       Group Home

          2.      Alternative Health Care, Non-residential Use

                  a.       Kidney Dialysis
                  b.       Outpatient Services
                  c.       Adult Care
                  d.       Medical Office
                  e.       Mental Health

          3.      Alternative Non-Medical Institutional Use

                  a.       Correctional Facility
                  b.       Corporate Retreat

          4.      General Real Property Use

                  a.       Office
                  b.       Retail

The subject property has limited leasability as a nursing home, assisted living facility, or rest home for several reasons. It is configured in several buildings which makes a nursing home operation quite inefficient. The square feet per bed in a nursing home is also much lower (avg nursing home = 300 SF Per
Bed) than in the subject (approximately 1000 SF Per Bed). Furthermore the rental paid per bed or per square foot for a nursing home is determined mostly from the economics of the nursing home operation, making each facility unique and distorting any comparison.

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


The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

The possibility of leasing the subject to another operator of head trauma rehab facilities is probably impractical. We did not consult other operators in the interest of confidentiality. However, the present lessee is one of the best operators of this type. One must assume that if they cannot make the head trauma rehab business work in this facility, any other operator would have similar problems. The problems in the head trauma industry and the rehab industry generally evolve from tightening up of HMO's and other managed care operations. These same problems are also a concern for drug/chemical rehab operations and all other rehab operators. Therefore, most operators of this type are not seeking to expand and certainly not into marginal markets or locations where other medical operators have had difficulty. When they do, the rent is dictated by the business potential of the specific operation in that specific location. Comparisons of other special use rehab buildings in other locations were of little assistance in establishing fair market rental for the subject in .

There is some potential for leasing the subject to some type of group home operator, i.e., homes for troubled teens, halfway houses, mentally retarded, etc. This is an expanding market. However, the rentals paid by this type operation are dictated by politics, altruism, and the construction cost of the facility, rather than by market competition. Therefore, analysis of this type rental is of limited use in attempting to establish a fair market rental for the subject in Martin.

In looking at alternative healthcare in non-residential settings, we did find that there has been considerable expansion of this type service. Those uses most often encountered include kidney dialysis, outpatient services, adult care, medical offices and mental health services. However, as in residential healthcare operations, we found that rentals were not determined by market competitive factors. Most often they were a function of the cost of the special use property and the rent necessary to service the debt.

There is some market for the subject for rental to an alternative non-medical institutional user such as a correctional facility. The privatization of the penal system is a slowly evolving phenomena but certainly a trend. However, the instances are scarce and riddled with politics making comparison of rentals useless. The other non medical use would be for a corporate retreat. While there are buyers for this type use, they generally require an even more remote site than subject's and are bought by

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


The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------



owner/occupants not for investment. We do feel there is some potential for selling the subject as an owner/occupant corporate retreat -- but not much as a rental corporate retreat.

Some properties like subject have been purchased for conversion to general office or retail use. The rentals here are usually dictated by market forces as there are other alternatives available.

The subject probably has average potential for acquisition by an investor intending to rent out for retail use. Its location is on the ByPass has excellent frontage and visibility. Local Realtors tell us that well located retail space in the Martin area can generally be expected to bring from $4.50 to $5.00 per square foot on a net basis. The subject probably has very good potential for rental for office use. Its location near the hospital and university is highly desirable. Office properties in Martin are currently bringing $5.00 to $6.00 per square foot on a net basis. The subject might then be expected to have a theoretical potential to develop net income of $200,750 (36,500 sf x $5.50). Utilizing a capitalization rate of 10% would suggest a value by the Income Capitalization Approach of


                                CAPITALIZATION
NET INCOME      DIVIDED BY            RATE         =         VALUE
----------                      ---------------              -----

 $200,750       DIVIDED BY            10%          =      $2,010,000


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


The Cane Creek Rehabilitation Center, Martin, Tennessee
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                       SALES COMPARISON APPROACH TO VALUE
-------------------------------------------------------------------------------



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HealthCare Property Appraisers of America, Inc.


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The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


                       SALES COMPARISON APPROACH TO VALUE

The sales comparison approach is defined as "a set of procedures in which an appraiser derives a value indication by comparing the property being appraised to similar properties that have been sold recently, applying appropriate units of comparison, and making adjustments, based on the elements of comparison, to the sales prices of the comparables." (This information taken from The Dictionary of Real Estate Appraisal , American Institute of Real Estate Appraisers, second edition.)

In this approach, the market value of the subject is estimated by comparing it to similar properties that have sold recently. This approach is predicated on the direct relationship between subject property's market value and the sale prices of comparable properties.

The accurate application of this approach is based, in part, on the choice of an appropriate unit of comparison, as shown on the summary grid. The income multiplier was not considered appropriate as the potential buyers for this type property come from several dissimilar industries with different income characteristics. The physical indicators included sales price per revenue generating unit (beds) and sales price per square foot of building area. Both the sales price per bed and per square foot were considered appropriate with the price per square foot viewed as having the highest correlation to market value. The appraiser researched sales of Special Purpose medical use buildings that have re-sold for a different use. The following section presents information on the sales analysis of comparables for an indicated value of the subject property.


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HealthCare Property Appraisers of America, Inc.

                                   Floor Plan
                                      [Map]

                                   Floor Plan
                                      [Map]

                                   Floor Plan
                                      [Map]

                                     SALE DATA

Date of Sale:                               SEP 94

Grantor:                                    New Orleans Health Care

Grantee:                                    Prestige Care, L.L.C.

Sale Price:                                 $6503473

Financing:                                  $1,534,723 cash; Note for
                                            $,968,750 at 8.5%.


                           INDICATIONS


Price/Unit (Apt/Bed)                        $30390

Price/S.F.:                                 $69 s.f.


Comments:   Sale at RTC sealed bid auction; grantee proposed to partially convert to adolescent psyc facility.

                                    IMPROVED SALE #1778


                                        PICTURE


                                    PROPERTY DATA


Name/Location:                                Ferncrest Maner Nursing Home
                                              14500 Hayne Blvd.
                                              New Orleans, LA

Level of Care:                                NH

Improvements/Condition:                       1-story, masonary in good
                                              condition

Age:                                          1987

Number of Units:                              214

Gross Building Area:                          94840 s.f.

S.F./Unit:                                    443 s.f.

Occupancy:                                    0.61


                                     SALE DATA

Date of Sale:                               JUL 90

Grantor:                                    Town of Danvers

Grantee:                                    Beverly Hospital Corp.

Sale Price:                                 $3000000

Financing:                                  Cash


                           INDICATIONS

Price/Unit (Apt/Bed)                        $25000

Price/S.F.:                                 $25 s.f.


Comments:   Sold with all FF&E; After sale 50% was converted to outpatient, day surgery, Phys. & Occ. therapy and EMER. room at cost of $322K. Remainder converted to SNF licensed for 60 beds;
            Conversion cost was $950K with $200K for F&F; Plus $350K to repair roof, parking and other maint.

                                 IMPROVED SALE #95078

                                     PICTURE


                                    PROPERTY DATA

Name/Location:                                Hunt Hospital
                                              75 Lindall Street
                                              Danvers, MA

Level of Care:                                HOSP

Number of Units:                              120

Gross Building Area:                          120000 s.f.

S.F./Unit:                                    1000 s.f.

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------
                          IMPROVED SALE #95077 (continued)


                                     SALE DATA

Date of Sale:                               DEC 92

Grantor:                                    City of Peabody

Grantee:                                    Lahey Clinic

Sale Price:                                 $2800000

Financing:                                  Cash to seller


                           INDICATIONS

Price/Unit (Apt/Bed)                        $47458

EGIM:                                       0.19

Overall Rate:                               -1.1670


Comments:   Inc/Exp adjusted YE 1991; Purchased for conversion to rehab hospital.

                             IMPROVED SALE #95077


                                    Picture

                                    PROPERTY DATA

Name/Location:                                Josiah B. Thomas Hospital
                                              15 King Street
                                              Peabody, MA

Level of Care:                                HOSP

Number of Units:                              59

Occupancy:                                    0.76

Effective Gross Income:                       $15016254

Expenses:                                     $18283314

Net Income:                                   -$3267060

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


                          IMPROVED SALE #95076 (continued)


                                     SALE DATA

Date of Sale:                               OCT 93

Grantor:                                    Koala North Carolina, Inc.

Grantee:                                    J. Chapman and F. Blackwell

Sale Price:                                 $640000

Financing:                                  All Cash


                           INDICATIONS

Price/Unit (Apt/Bed)                        $15238

Price/S.F.:                                 $28 s.f.


Comments:   Opened in '86, closed in '92; Purchased for conversion to ALF;
            Of the 9.17 acre site, 6.42 is considered undevelopable; all equipments included.

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------

                          IMPROVED SALE #95076


                                 Picture #95076


                                    PROPERTY DATA

Name/Location:                                Chaps Koala Center
                                              5010 Alston Avenue
                                              Durham, NC

Level of Care:                                REHAB

Improvements/Condition:                       1-story, steel frame, vinyl
                                              siding in good condition.

Age:                                          1986

Number of Units:                              42

Gross Building Area:                          22812 s.f.

S.F./Unit:                                    543 s.f.

                                     SALE DATA

Date of Sale:                               MAY 92

Grantor:                                    Comprehensive Addiction Pro.

Grantee:                                    Peter C. Kern

Sale Price:                                 $850000

Financing:                                  Cash to seller; conventional
                                            financing.


                           INDICATIONS

Price/Unit (Apt/Bed)                        $14167

Price/S.F.:                                 $19 s.f.


Comments:   Purchased vacant w/ no license to renovate into a ALF; TX has not required CON since 1985; all utilities and on-site septic.

                          IMPROVED SALE #95075


                                  PICTURE

                                    PROPERTY DATA

Name/Location:                                Melbourne Hotel & Conference Ctr.
                                              4611 Bee Caves Road
                                              Austin, TX

Level of Care:                                Hotel

Improvements/Condition:                       Class D, wood frame w/ masonary
                                              interior walls in average
                                              condition.

Age:                                          1985

Number of Units:                              60

Gross Building Area:                          44000 s.f.

S.F./Unit:                                    733 s.f.


                                       SALES COMPARISON SUMMARY GRID

------------------------- ------------------------- ----------------------- ------------------------ -------------------------
Comp #                            SUBJECT                   #95074                  #95075                    #95076
Name                            HealthSouth             Bowling Green            Bowling Green                Chaps
                                                        Of Tallahassee           Of the Hills                 Koala

City                               Martin                Tallahassee                Austin                    Durham
State                                TN                       FL                      TX                        NC
------------------------- ------------------------- ----------------------- ------------------------ -------------------------
PROPERTY DATA
Year Built                          1988                     1989                    1985                      1986
# Beds                                36                       50                      60                        42
GBA (sf)                          36,500                   16,000                  44,000                    22,812
SF Per Bed/Apt                      1014                      320                     733                       543

SALE DATA
Date of Sale                                                10/91                    5/92                     10/93
Sale Price                                               $900,000                $850,000                  $640,000
Price/Bed                                                 $18,000                 $14,167                   $15,238
Price/SF                                                   $56.25                  $19.32                    $28.06

CUMULATIVE ADJUSTMENTS
Rights Conveyed                                                0%                      0%                        0%
  Adjusted Price                                          $18,000                 $14,167                   $15,238
                                                              $56                     $19                       $28
Financing Terms                                                0%                      0%                        0%
  Adjusted Price                                          $18,000                 $14,167                   $15,238
                                                              $56                     $19                       $28
Conditions of Sale                                             0%                      0%                        0%
  Adjusted Price                                          $18,000                 $14,167                   $15,238
                                                              $56                     $19                       $28
Market Conditions                                             17%                     15%                        0%
  Adjusted Price                                          $20,970                 $16,292                   $16,838
                                                              $66                     $22                       $31

NON-CUMULATIVE
ADJUSTMENTS
Physical                                                     15%                      15%                      15%
Characteristics:
Location                                                     20%                      30%                      30%
Economic Factors                                              0%                      0%                        0%
  Non-Cumulative                                             35%                      45%                      45%
  Adjustments
ADJUSTED VALUE
INDICATORS
  Sale Price/Bed                                         $28,310                  $23,623                  $24,415
  Sale Price/SF                                              $88                      $32                      $45

  Average Sale Price/Bed                                 $30,409
  Average Sale Price/SF                                      $55

--------------------------------------------------------------------------------





                                       SALES COMPARISON SUMMARY GRID

------------------------- ----------------------- ------------------------ ------------------------
Comp #                            #95077                  #95078                    #1778
Name                             Joseph B                  Hunt                   Ferncrest
                                Thomas Hsp               Hospital                   Manor

City                             Peabody                  Danvers                New Orleans
State                               MA                      MA                       LA
------------------------- ----------------------- ------------------------ ------------------------
SITE DATA
Year Built                           N/A                      N/A                     1987
# Beds                                59                      120                      214
GBA (sf)                          40,474                  120,000                   94,840
SF Per Bed/Apt                       686                     1000                      443

SALE DATA
Date of Sale                       12/92                     7/90                     9/94
Sale Price                    $2,800,000               $3,000,000               $6,503,000
Price/Bed                        $47,458                  $25,000                  $30,388
Price/SF                          $69.18                   $25.00                   $68.57

CUMULATIVE ADJUSTMENTS
Rights Conveyed                       0%                       0%                       0%
  Adjusted Price                 $47,458                  $25,000                  $30,388
                                     $69                      $25                      $69
Financing Terms                       0%                       0%                       0%
  Adjusted Price                 $47,458                  $25,000                  $30,388
                                     $69                      $25                      $69
Conditions of Sale                    0%                       0%                       0%
  Adjusted Price                 $47,458                  $25,000                  $30,388
                                     $69                      $25                      $69
Market Conditions                    14%                      21%                       8%
  Adjusted Price                 $53,864                  $30,250                  $32,895
                                     $79                      $30                      $74

NON-CUMULATIVE
ADJUSTMENTS
Physical                            -25%                      0%                      -35%
Characteristics:
  Location                            5%                      5%                       30%
Economic Factors                      0%                      0%                        0%
Non-Cumulative                      -20%                      5%                       -5%
Adjustments
ADJUSTED VALUE
INDICATORS
  Sale Price/Bed                 $43,092                 $31,763                  $31,250
  Sale Price/SF                      $63                     $32                      $71

Average Sale Price/Bed
Average Sale Price/SF

------------------------- ----------------------- ------------------------ ------------------------

                                      [Graph]

The Cane Creek Rehabilitation Center, Martin, Tennessee
--------------------------------------------------------------------------------


                      COMPARISON OF COMPARABLES TO SUBJECT

In our final and most detailed analysis and comparison to subject, the appraiser selected comparable sales with the highest combination of important similar characteristics. The sales selected were all special use medical facilities that were sold for a different use than that of the previous tenant.

                           Explanation of Adjustments

All sales are of Special Purpose medical buildings. Each sale has been adjusted for differences, both economic and physical, in relation to the subject. Following is a discussion of each characteristic of the property with an explanation of the adjustments made to each comparable sale.

Cumulative Adjustments

"Cumulative Adjustments" were applied to the sales prior to other adjustments in order to reconcile the sales prices for intangible occurrences which could alter the sales prices. Additional noncumulative adjustments for physical and economic considerations are analyzed thereafter. Cumulative adjustments considered included:

         Property Rights Conveyed
         ------------------------

         This adjustment is for sales which had rights conveyed differently than the subject's. In this appraisal, the Fee Simple Going Concern is being appraised. All of the sales were also sold as Going Concerns, none of which were leased facilities. As the appraiser, at this point in this analysis, is seeking Fee Simple Value of Going Concern, no adjustment was made.

         Financing
         ---------

         No adjustment is applied for financing, as all sales are reported to be cash to seller or cash equivalent transactions. We are not aware of atypical financing that would require an adjustment for cash equivalency.

         Conditions of Sale
         ------------------

         No adjustments were considered necessary to reflect any special conditions or terms of sale.


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         Market Conditions (Date of Sale)
         --------------------------------

         Adjustments for recorded sales date, or time, is reflective of differences in the market at different times. An upward adjustment of approximately 3% annually was made to the comparables sale prices.

Non-Cumulative Adjustments

         Location
         --------

         Locational adjustments reflect the difference in value attributed to a property's specific location. An upward adjustment was made to each comparable to reflect the subject's superior location in an established medical/educational neighborhood.

         Quality/Design
         --------------

         This adjustment reflects physical differences of specific properties for varying qualities of building materials, layout, building finish, etc. The subject was considered 15% superior to Comparables #95074, #95075, and #95076; 25% inferior to Comparable #95077 and 35% inferior to Comparable #1778.

         Condition/Age
         -------------

         Many older facilities receive renovations and on going maintenance due to State requirements and market expectations. However, their appeal to the private pay market is less than newer facilities. In addition, newer facilities are generally more efficient to operate, thus increasing profit. No adjustment was made for age.

         Average Square Footage Per Bed
         ------------------------------

         The comparables presented a range of 320 s.f. to 1000 s.f. per bed. The subject, at 1035 s.f., is at the upper end of the range at. The area per bed is an indication of the existence, or at least the potential, for better support areas which can positively affect profitability. As these properties do not appear to be selling on a per bed basis, this adjustment was considered unnecessary.


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                               Sales Price Per Bed

HealthCare Property Appraisers maintains a nationwide data bank on long term health care facilities, which currently includes sales of over 1,200 facilities. Facilities which are of good quality but predominantly medicaid funded are selling on a nationwide basis for approximately $25,000 to $50,000 per bed. The higher quality homes, which offer better care services, more amenities, and therapy areas (or homes which show unusual profit potential), are generally sold for $45,000 to $75,000 per bed.

The comparables selected for close analysis have an unadjusted sales price per bed range from $14,167 to $47,458 with an average of $25,042. The factors which affect the sales price per bed include unit mix, number of residents per room, project amenities, and average area per bed. Typically, a property which has a larger average area per bed will sell at a higher unit price.

 After adjusting the comparables to the subject the sales price per bed formed a range of $23,623 to $43,092 with an average of $30,409. Giving further consideration to subject's average bed area and other physical characteristics, the value range on a per bed basis is estimated at $30,000 to $31,000.
Applying this range to the subject's 36 indicates a value range of $1,080,000 to $1,116,000.


 #BEDS                 X            SALE PRICE PER BED                =         INDICATED VALUE
 -----                              ------------------                          ---------------

  36                   X            $30,000 to $31,000                =         $1,080,000 to $1,116,000

                           Sales Price Per Square Foot

The unadjusted comparables formed a sales price range from $19 to $69 per square foot with an average of $44. An inverse relationship usually exists between the sales price per square foot and the average area per bed, assuming all amenities and services are similar. A smaller unit usually generates more income on a per square foot basis than a larger unit. This is reflective of the staffing costs as, typically, the per resident day costs are not directly influenced by the unit size. It is also




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reflective of the fixed costs of furniture, fixtures, and equipment, which are spread over the total square footage. After economic adjustments, the comparables formed a sales price per square foot range of $32 to $88 with an average of $55.

Considering the subject's functional utility, area per resident, quality and condition, we believe a value range of $52.50 to $57.50 per square foot to be indicated. Applying the unit values to the subject's 36,500 of gross building area indicates a value range of $1,916,250 to $2,098,750.


BUILDING SIZE              X       SALE PRICE PER SF                 =          INDICATED VALUE
-------------                      -----------------                            ---------------

       36,500              X       $52.50 to $57.50                  =        $1,916,250 to $2,098,750


                  Reconciliation of Sales Comparison Indicators

The value ranges developed by both of the physical indicators are summarized below:


INDICATORS OF VALUE                                     VALUE RANGE
-------------------                                      -----------
SALES PRICE PER BED                                 $1,080,000 to $1,116,000
SALES PRICE PER SQUARE FOOT                         $1,916,250 to $2,098,750

The sales price per bed tends to be a good indicator if the comparables have similar rates, per patient day occupancy, and self pay ratios. Due to the uniqueness of each of the comparables, the price per bed is not considered to be a strong indicator. The sales price per square foot is considered a stronger indicator. Giving consideration to current market conditions and the subject's physical characteristics, the sales comparison approach suggests a narrower range of $1,900,000 to $2,100,000.

The Sales Comparison Approach has a limited use in providing a value range. Differences in location and many other variables make a precise comparison between the comparable sales and the subject property extremely difficult.



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                                     Summary

The validity of the Sales Comparison Approach depends upon whether a buyer can be found who would be willing to pay some amount for the building improvements. In our opinion, the chance of that happening are very good. Either the university, the hospital or some other medical or institutional user should find the subject suitable to its use.

The reconciled market value range indicated by the Sales Comparison Approach:

                                 $1,900,000 to $2,100,000




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                     RECONCILIATION AND FINAL VALUE ESTIMATE

  INDICATED VALUE BY                                            $2,000,000
      COST APPROACH

  INDICATED VALUE BY                                            $2,010,000
      INCOME APPROACH

  INDICATED VALUE BY
      SALES COMPARISON APPROACH                   $1,900,000 to $2,100,000

To estimate the final Market Value for The Cane Creek Rehabilitation Center, it is necessary to reconsider all three approaches, correlate the data, and determine what emphasis to give each approach.

The Cost Approach was based upon a component cost breakdown prepared by a computer utilizing the Marshall and Swift Valuation Service Cost Data Bank. This nationally recognized building costs service prepared a very accurate estimate of replacement costs for subject's improvements. From replacement costs (direct and indirect) was deducted depreciation based upon observation and age of the improvements and sales data as well as consideration of Functional and External Obsolescence. Subject's 11.90 acres of land were valued at $37,815 per acre or $450,000. This approach indicated a market value for The Cane Creek Rehabilitation Center of $2,000,000.

The value indicated by the Cost Approach is an important consideration for a potential buyer as it provides a starting point for estimating value in use. However, most purchasers of a special use property will make a fairly substantial deduction from cost new to reach their offering price. The amount of that deduction is dependent upon a number of factors that vary from investor to investor and property to property and cannot be predicted or quantified with any high degree of accuracy. If a buyer can be found who can use the building improvements it is my opinion that this deduction would be a minimum of 50% but in many cases could be as much as 100%. We believe this


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depreciated value by our Cost Approach of $2,000,000, which assumes depreciation of 45% probably sets the upper limit of value for the subject property.

Under the Income Approach to value, the appraiser analyzed the subject property from the standpoint of a potential investor who would be most interested in its income stream. This approach was considered to be the weakest of the three as it is based on the least data and has the weakest correlation to the actual thought process of the typical buyer. Few buyers of this type property would be acquiring it for its investment potential, but rather for its value in use in a business. The projected Net Income to Real Estate of $200,750 was capitalized at 10%. Based upon a consideration of current financing, available alternatives, and equity demands, the Market Value of The Cane Creek Rehabilitation Center was indicated by the Income Approach to be $2,010,000.

Under the Sales Comparison Approach, the appraiser reviewed a considerable number of sales of former medical facilities that have been converted to other uses. Analysis of this data after adjustments for property differences indicated a Market Value for The Cane Creek Rehabilitation Center of $1,900,000 to $2,100,000, based on $52.50 to $57.50 per square foot.

We believe equal value can be placed on the Sales Comparison and Cost Approachs. Based on the enclosed data and analyses,, I believe the Subject Property described herein has the following estimated Final Market Value as of March 24, 1997 at Stabilized Census, Occupancy and Rates:

FINAL MARKET VALUE OF SUBJECT PROPERTY:                              $2,000,000



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                                MARKETING PERIOD

Due to the weak market for Medical Offices, The Cane Creek Rehabilitation Center may not be saleable to a health care user. The appraiser has reviewed sales of a number of Medical Offices that have taken place over the past five years. The average sales time for those properties was approximately three years. If the subject property were priced to include "some" value for the improvements and adequately marketed, we believe it could be sold at our appraised value within approximately three years. However, it must be recognized that there may be very little demand for this property as improved and it may be necessary to sell it for land value alone -- which could also take three years.




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                                SUMMARY OF VALUES

It was our opinion that the Subject Property described herein had a Maximum Market Value, as of March 24, 1997 in its present physical condition, subject to the Underlying Assumptions and Limiting Conditions contained in this report:

Land                                                              $450,000

Building Improvements                                           $1,550,000
                                                                ----------

Total Real Estate                                               $2,000,000

The price above will be achieved only if a buyer can be found who can make some use of the subject's existing building improvements. After considering the subject's functional utility, neighborhood and general market conditions, we would estimate that probability as only VERY GOOD. If no buyer can be found who would pay something for the building shell, or if the owner chooses not to attempt marketing the property "as improved" but rather seeks a buyer for the land only, then the Minimum Market Value of the subject is estimated to be:

Land                                                             $450,000




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                 UNDERLYING ASSUMPTIONS AND LIMITING CONDITIONS

1. The Appraiser assumes no responsibility for legal matters nor renders an opinion of title. Good title to The Cane Creek Rehabilitation Center is assumed.

2. The commissioning and/or possession of this report does not carry with it the right of publication, nor does it oblige the appraiser to appear in court, commission, or in any other capacity without prior arrangements and additional compensation.

         This appraisal report has been prepared for the exclusive benefit of its intended user, Capitol Senior Living, Inc.. It may not be used or relied upon by any other party. Any party who uses or relies upon any information in this report without the preparer's written consent is an unintended user, and does so at his own risk.

3. The factual information in this report--furnished by others or taken from public records--is believed to be reliable, but no responsibility is assumed for its accuracy. We do not guarantee the correctness of estimates, opinions, sketches and other exhibits.

4. One (or more) of the signatories of this appraisal report is a Member of the Appraisal Institute. The Bylaws and Regulations of the Institute require each Member to control the use and distribution of each appraisal report signed by such Member. Therefore, except as hereinafter provided, the party for whom this appraisal report was prepared may distribute copies of this appraisal report, in its entirety, to such third parties as may be selected by the party for whom this appraisal report was prepared. However, selected portions of this appraisal report shall not be given to third parties without prior written consent of the signatories of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by use of advertising, public relations, news, sales, or other media for public communication without the prior written consent of the signatories of this appraisal report.

5. The soil and subsoil, unless otherwise detailed, appear firm and solid. No engineering study has been made and the appraiser is not responsible for any adverse condition that may be found in these matters.

6. The appraiser is not an expert in pest detection or control. The value estimate tendered, unless qualified, assumes these matters (including but not limited to termites, dry rot, wet rot, and other wood-destroying organisms) are not present or have been detected and properly corrected.

7. Any description of improvements is intended to be general, for descriptive purposes only, and based primarily upon observation. All foundations and mechanical, plumbing, electrical, heating, ventilation, air conditioning, and roof systems are assumed to be adequate, in good working order and capable of performing the function for which they were designed. The appraiser has no expertise in this area and cannot certify the condition


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         or functional adequacy of these items. A qualified inspector should be utilized for that purpose. The appraiser assumes no responsibility for any hidden or unapparent conditions of the property, soil, subsoil, or structures that would affect its value.

8. Any site or building improvement, whether existing or proposed, is assumed by the appraiser to comply with all applicable building codes, zoning and environmental regulations for this jurisdiction and is assumed to be a legal structure. The appraiser has not verified the accuracy of this assumption. We recommend an attorney be retained for verification purposes.

9. The existence (if any) of potentially hazardous material (such as, but not limited to, formaldehyde foam insulation, radon, asbestos or toxic waste) was not considered. The appraiser is not qualified to detect such substances and we urge the client to retain an expert in this field.

10. The appraiser has not researched the subject property for liens nor reviewed any mortgage documents. Our analysis is based upon the assumption that any mortgages encumbering subject are of such amount, rates, and terms as to be considered typical in the market place and would neither contribute to nor detract from the property's market value. The property is therefore appraised as though it were free and clear of any debt encumbrances or subject to financing which is generally acceptable in the market.

11. The value estimate and estimated income and expenses assume responsible ownership and typical, competent management.

12. The appraiser was not furnished with construction plans or physical surveys and due to the confidential nature of this assignment, did not measure the building improvements. Gross area of land and improvements is estimated by methods and from sources considered reliable and the data is believed to be accurate. However, no responsibility is assumed for its accuracy and it is recommended that a licensed surveyor be employed for that purpose. Any substantial difference in the subject's actual land or improvement size would have some effect on its true market value. Any statement by the appraiser contained herein as to the size of land or building improvements is for descriptive purposes and is a statement of the appraiser's opinion as to the property's functional utility and not a statement of fact as to its physical size.

13. The appraiser's projections of income and expenses are not predictions of the future. They are our best estimates of current market thinking about what future income and expenses might be. We make no warranty or representations that these projections will materialize.

14. To the best of the appraiser's knowledge, the subject property is not currently under any option, listing or agreement of sale.


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15.      To the best of the Appraiser's knowledge, this report conforms to the current requirements prescribed by the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation as required by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Appraisal Institute.

16. The Americans with Disabilities Act "ADA" became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, I (we) did not consider possible noncompliance with the requirements of ADA in estimating the value of the property. Based on our personal inspection, we are not aware of any irregular or apparent non-compliant handicap items.

17. The final value conclusions in this report are predicated upon the assumption that the property is not subject to any management contract or lease and that the property would be available for negotiation of a new lease or management contract at this time.




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                            APPRAISER'S CERTIFICATION

I certify that, to the best of my knowledge and belief:

         - The statements of fact contained in this appraisal report are true and correct.

         - The reported appraisal analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, unbiased, professional analyses, opinions and conclusions.

         - I have no present or prospective interest in the property that is the subject of this report and I personal interest or bias with respect to the parties involved.

         - My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

         - My analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation as required by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.

         - As of the date of this report, J. Michael Burroughs, MAI, SRA has completed the requirements of the continuing education program of the Appraisal Institute.

         - The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         - The subject property was inspected by Franklin M. Ramsey and was not inspected by J. Michael Burroughs.

         - Eve L. Burroughs and Bonny J. Sinclair provided valuable assistance in compiling data for this report. No one else provided significant professional assistance to the undersigned. The appraiser gratefully acknowledges the contribution of data from several sources.

         - The appraiser has complied with the USPAP competency provision.

         -        The USPAP departure provision does not apply.


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         -        This appraisal assignment was not based on a requested minimum or maximum valuation, a specific valuation, or the approval of a loan.

I do not authorize the out-of-context quoting from or partial reprinting of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by the use of media for public communication without the prior written consent of the appraiser(s) signing this appraisal report.


                                   J. MICHAEL BURROUGHS, MAI, SRA
                                   -----------------------------------
                                   J. MICHAEL BURROUGHS, MAI, SRA



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                                   REFERENCES

The appraiser would like to acknowledge the following resources:

1. Laventhol & Horwath, Retirement Housing Industry 1989 (Laventhol & Horwath, Philadelphia, PA 1990).

2. Laventhol & Horwath, Nursing Home Industry 1988 (Laventhol & Horwath, Philadelphia, PA 1989).

3.       Marshall and Swift Computerized Services, Los Angeles, CA.

4.       National Planning Data Corporation, Ithaca, NY.

5.       SMG Marketing Group, Inc. -C-1993.

6. Ernst & Young and American Association of Homes for the Aging Study. Continuing Care Retirement Communities: An Industry in Action, Analysis and Developing Trends, 1989.

7. The Dictionary of Real Estate Appraisal, American Institute of Real Estate Appraisers, second edition.

8.       The Appraisal of Real Estate, ninth edition.

9. The Guide to the Nursing Home Industry, 1993. A joint publication of Health Care Investment Analysts, Inc. and Arthur Andersen & Co.

10.      U. S. Bureau of Census.

11. Marion Merrell Dow Managed Care Digest Long Term Care Edition 1993. Marion Merrell Dow, Inc.

12. An Overview of The Assisted Living Industry, October 1993, Coopers & Lybrand and The Assisted Living Facilities Association of America.



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                           QUALIFICATIONS OF APPRAISER

                         J. MICHAEL BURROUGHS, MAI & SRA
                              POST OFFICE BOX 2227
                     HWY 64 EAST, LAUREL TERRACE, 2ND FLOOR
                         CASHIERS, NORTH CAROLINA 28717

BUSINESS EXPERIENCE
-------------------

J. Michael Burroughs has been engaged in the preparation of appraisals, feasibility studies, economic analyses, and general consulting on all types of properties for various clients. In the mid-1970s, Mr. Burroughs began specializing in the appraisal of long-term health care facilities and housing for the elderly. Since 1985, Mr. Burroughs has worked exclusively with long-term health care and housing for the elderly in the areas of appraising, brokerage, and finance.

Assignments have been in more than 44 of the 50 United States. Current assignments include all types of healthcare and senior housing real estate:

          Nursing Homes
          Continuing Care Retirement Communities (Both Rental and Endowment) Assisted Living Facilities
          Acute Care Hospitals
          Psychiatric Hospitals
          Congregate Living Facilities

Properties appraised total approximately 3,000 in number and exceed $7 Billion in appraised value. Mr. Burroughs has also been active as a general partner in five successful apartment to condominium conversion projects and is actively engaged in the buying and selling of investment real estate for his own account and for clients. He is a nationally recognized convention speaker and published author on healthcare appraising and financing.

EMPLOYMENT
----------

HealthCare Property Appraisers of America, Inc. - President
          June, 1973 to Present

Atlantic Mortgage and Investment Company - First Vice President
         January, 1972 to July, 1973, Winston-Salem, NC

Wachovia Mortgage Company - Asst.VP and Manager of the Charlotte Income Property
          Loan Department
          May, 1970 to January, 1972, Charlotte, NC

Prudential Insurance Company - Real Estate and Mortgage Loan Department Regional
  Appraiser

          December, 1964 to
          April, 1969, Montgomery, Alabama
          May 1969 to May, 1970, Charlotte, N. C.


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GENERAL EDUCATION
-----------------

Mars Hill College-Associate of Arts --- 1962

University of North Carolina at Chapel Hill-B.S. in Business Administration
         (Major: Banking and Finance) 1964

REAL ESTATE EDUCATION

American Institute of Real Estate Appraisers-Real Estate Valuation-Course
         1-University of Mississippi, 1966.

American Institute of Real Estate Appraisers-Real Estate Valuation-Course
         11-Tulane University, 1967.

Various Seminars in Tax Deferred Exchanging and Computer Applications for Real Estate Analysis.

PROFESSIONAL CONTRIBUTIONS
--------------------------

Mr. Burroughs has authored articles for national industry periodicals and is a nationally recognized speaker on the valuation of healthcare and senior living properties.

MEMBERSHIPS AND PROFESSIONAL DESIGNATIONS
-----------------------------------------

The Appraisal Institute-MAI, SRA
Licensed Real Estate Broker
The Academy of Real Estate Exchangers
State Certified General Appraiser

AREA OF SPECIALTY-LONG-TERM HEALTH CARE

                           Healthcare and Nursing Home Facilities

 Facilities Appraised: 2500

Location:                  Located in 44 States

Type: Skilled, ICF, Personal Care, Head Trauma, Long-Term Pediatric Care, Substance Abuse, Mentally Retarded
                           (MR), Rehabilitation, Alzheimers, Acute, Sub-Acute, Rehab, and Psychiatric Hospitals

         Retirement Housing
         ------------------

 Facilities Appraised:     60+

 Location:                 Located in over 14 States

 Type: Lease Rental, Condo Ownership, Retirement Apartments with or without Nursing Home, Assisted Living, and Luxurious Hotel-type for the well elderly. Housing for the elderly requiring some personal care and services.



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                   TYPICAL NURSING HOME CLIENTS (Partial List)

Mortgage/Bond Lenders

Bank One, Indianapolis, IN
Bear Sterns Investment Bankers, New York, NY
Dominion Bank, Richmond, VA
First American National Bank, Nashville, TN
First National of Maryland, Baltimore, MD
Grove Capital, Atlanta, GA
Healthcare REIT, Toledo, OH
Hibernia National Bank, New Orleans, LA
J. C. Bradford, Nashville TN and Pensacola, FL
Maryland National Bank, Baltimore, MD
Society Bank, Dayton, Ohio
Southtrust Bank, N.A., Birmingham, AL
Van Kampen Merritt, Philadelphia, PA
Wachovia Bank & Trust, Raleigh, NC
Wright One Financial, Dayton, OH

Healthcare Management Companies

American Retirement Corporation, Nashville,
TN The Angell Group, Winston-Salem, NC
Asheville Psychiatric Hospital, Asheville, NC
Beverly Enterprises, Ft. Smith, AR
Brian Management Group, Hickory, NC
The Brunner Companies, Dayton, OH
Charlotte Memorial Hospital, Charlotte, NC
Convalescent Services, Atlanta, GA
Cumberland Health Systems, Nashville, TN
Denver Health Group, Denver, CO
Diversicare Corporation of America, Franklin, TN
Elmhurst Psychiatric Hospital, Portland, CT
Genesis Health, West Point, PA
Health Care Capital, Atlanta, GA
Health Care Concepts, Atlanta, GA
Health Prime, Atlanta, GA
Meridian Healthcare, Towson, MD
Multicare Management, Inc., Hackensack, NJ
National Health Corporation, Murfreesboro, TN
Nomura, New York, NY
Quest Rescue, Atlanta, GA
Quorum Health Services, Inc., Wellesley, MA
Regency Health Care, Ormond Beach, FL
Resource Housing of America, Atlanta, GA
Royal Care, Inc., Cleveland, TN
Southern Care Enterprises, Atlanta, GA
TheraTx, Baltimore, MD
Total Care Systems, Inc., West Point, PA
WellCare, Inc., Atlanta, GA



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

                                                                      ADDENDA
------------------------------------------------------------------------------

                                     [form]

--------------------------------------------------------------------------------
FEDERAL EMERGENCY MANAGEMENT AGENCY
STANDARD FLOOD HAZARD DETERMINATION

See the Attached Instructions

O.M.B. No. 3887 0264
Expires April 30, 1998

Section I - LOAN INFORMATION
-------------------------------------------------------------------------------
1. LENDER NAME AND ADDRESS

  HEALTHCARE PROPERTY APPRAISERS
  HWY 68 EAST BOX 2237
  CASHIERS, NC 28717

2. COLLATERAL (Building/Mobile Home/Personal Property) PROPERTY ADDRESS (Legal Description may be attached)

   1800 MOUNT PELIA ROAD
   MARTIN, TN 38237-5455

3. LENDER ID. NO.

4. LOAN IDENTIFIER

   5

5. AMOUNT OF FLOOD INSURANCE REQUIRED

   $0

Section II
------------------------------------------------------------------------------
A. NATIONAL FLOOD INSURANCE PROGRAM (NFIP) COMMUNITY JURISDICTION

NFIP Community Name
  Martin, City of

County(ies)
  Weakley

State
  TN

NFIP Community Number
  470202

B. NATIONAL FLOOD INSURANCE PROGRAM (NFIP) DATA AFFECTING BUILDING/MOBILE HOME

NFIP Map Number or Community Panel Number (Community name, if not the same as "A")

470202??02C

NFIP Map Panel Effective/Revised Date

09/15/89

LOBAL/LOHR

-----   ------------
Yes        Date

Flood Zone

X

No. NFIP Map



C. FEDERAL FLOOD INSURANCE AVAILABILITY (Check all that apply)

 X  Federal Flood Insurance is available (community participates in NFIP).
---  X  Regular Program       Emergency Program of NFIP
    ---                  ---

     Federal Flood Insurance is not available because community is not --- participating in the NFIP

     Building/Mobile Home is in a Coastal Barrier Resources Area (CBRA), --- Federal Flood Insurance may not be available. CBRA designation date:

     ----------------


D. DETERMINATION

IS BUILDING/MOBILE HOME IN SPECIAL FLOOD HAZARD AREA (ZONES BEGINNING WITH
LETTERS "A" OR "V")?        YES    X    NO
                     -----       -----

If yes, flood insurance is required by the Flood Disaster Protection Act of 1973.
(If no, flood insurance is not required by the Flood Disaster Protection Act of 1973.

E. COMMENTS (Optional):
   Name:
   Type:  REGULAR
   Property: REGULAR


   Cert No: 1405438-0
   Client ID: 7425

   BFE: UNSHADED

   Requested By: EVE OR BONNY

Fax 1-(704) 743-1730

This determination is based on examining the NFIP map, any Federal Emergency Management Agency revisions to it, and any other information needed to locate the building/mobile home on the NFIP map.

F. PREPARER'S INFORMATION

   NAME, ADDRESS, TELEPHONE NUMBER (if other than Lender)

   BANKERS HAZARD DETERMINATION SERVICES - BHDS
   P.O. BOX 33001
   ST. PETERSBURG, FL 33733
   PHONE: 1-800-723-6327

   DATE OF DETERMINATION

   03/19/97


FEMA Form 81-93 JUN 95